As filed with the Securities and Exchange Commission on March 21, 2011
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COASTAL PACIFIC MINING CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	1040	n/a
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

927 Drury Avenue NE, Calgary, Alberta T2E 0M3 (403) 612-3001
(Principal executive offices)

International Corporate Support Services Ltd. 5614E Burbank Road SE Calgary, AB T2H 1Z4 Tel: (403) 693-8000 Fax: (403) 272-3620
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Peter J. Gennuso, Esq. Gersten Savage LLP 600 Lexington Avenue, 10th Floor, New York, NY 10022 Tel: (212) 752-9700 Facsimile: (212) 980-5192
(Copies of communication)

As soon as practicable after the effective date of this Registration Statement Approximate date of commencement of proposed sale to the public

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, no par value	40,000,000	$0.0331	$1,342,000	$155.81

(1)
This Registration Statement covers the Offering of common stock of the Company according to a Drawdown Equity Financing Agreement and the resale by the selling stockholder names in this Prospectus. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The proposed maximum Offering price per share and the proposed maximum aggregate Offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the common stock on the OTCMarkets QB on March 17, 2011, a date within five (5) trading days prior to the date of the filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this Prospectus is not complete and may be changed.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective.   This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

All references to “Canadian dollars” or “Cdn$” are the currency of Canada and references to “US$” are to the currency of the United States. If not otherwise specified, all amounts are given in Canadian Dollars.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted by the law of such state or jurisdiction. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

PRELIMINARY PROSPECTUS	Subject to Completion, Dated March 21, 2011

40,000,000 Shares of Common Stock

COASTAL PACIFIC MINING CORP.

This Prospectus relates to the Public Offering of up to 40,000,000 shares of the common stock, no par value, of Coastal Pacific Mining Corp., a corporation organized under the laws of the Province of Alberta, Canada (“CPMC” or the “Company”), being offered for sale pursuant to a Drawdown Equity Financing Agreement (“Drawdown Agreement”) entered in to between the Company and Auctus Private Equity Fund, LLC, a Massachusetts corporation (“Auctus” or “Selling Stockholder”).  The total amount of shares of common stock which may be sold pursuant to this Prospectus would constitute 17.78% of our issued and outstanding common stock as of March 1, 2011 if all of the shares had been sold by that date.

Pursuant to the Drawdown Agreement, which has a total drawdown amount of up to ten million dollars ($10,000,000), the Company has the right to sell to Auctus at its sole discretion and Auctus has the obligation to purchase through advances to the Company, the Company’s common stock through Draw-Down Notices issued by the Company.  The number of shares of common stock that Auctus shall purchase shall be determined by dividing the amount of the advance by the purchase price.  No fractional shares will be issued.

Auctus is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Drawdown Agreement. Auctus will pay us 95% of the lowest volume weighted average price per share of our common stock during the five consecutive trading days immediately following the date of our notice to Auctus of our election to put shares pursuant to the Drawdown Agreement.

The Selling Stockholder is selling all of the shares of common stock offered by this Prospectus.  It is anticipated that the Selling Stockholder will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution”).  We will not receive any proceeds from the sale of shares by the Selling Stockholder.  However, we will receive the sale price of any common stock that we sell to Auctus under the drawdown line of equity credit facility.

There are no underwriting agreements.

We have agreed to pay all the costs and expenses of this registration.

Our common stock is quoted on the Over the Counter Markets (“OTCQB”) under the symbol “CPMCF.” On March 17, 2011, the closing price of our common stock was $0.0331 per share.

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required.  You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.  PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 8.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

Prospectus Summary	4
Risk Factors	7
Risks Relating to our Business	7
Risks Relating to Mining and Exploration	9
Risks Relating to an Investment in Our Securities	10
Forward-Looking Statements	15
Identity of Directors, Senior Management and Advisers	16
Offer Statistics and Expected Time Table	17
Key Information	19
Information on the Company	21
Operating and Financial Review and Prospects	29
Plan of Operations	30
Directors, Senior Management and Employees	32
Major Shareholders and Related Party Transactions	34
Financial Information	36
The Offer and Listing	36
Quantitative and Qualitative Disclosures about Market Risk	48
Description of Securities other than Equity Securities	49
Material Changes	49
Incorporation of Certain Information by Reference	49
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	49
Where you can find more Information	49
Financial Statements	F-1
Part II Information Not Required in Prospectus	51
Exhbit Index	52
Signatures	55

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement we filed with the SEC.  You should rely only on the information provided in this Prospectus and incorporated by reference in this Prospectus.  We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this Prospectus.  This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this Prospectus.  This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful.  The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this Prospectus nor any sale made in connection with this Prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus or that the information contained by reference to this Prospectus is correct as of any time after its date.  The information in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of common stock.  The rules of the SEC may require us to update this Prospectus in the future.

SUMMARY

The following summary highlights selected information contained in this Prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire Prospectus carefully, including the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and the notes to the financial statements included in this Prospectus. In this prospectus, "Coastal Pacific Mining Corp.," the "Company," "CPMC" "we," "us" and "our" refer to Coastal Pacific Mining Corp., a corporation organized under the laws of the Province of Alberta, Canada.

OVERVIEW

We are an exploration stage company engaged in the identification, acquisition, and, where feasible, the exploration of mineral properties.  Our joint venture / option agreements entered into through to the end our fiscal year, as of the date of this report, have been terminated due to lack of feasibility or financial resources.  We have acquired options on two exploration projects subsequent to year end.

We do not presently have any employees, we currently use outside consulting for part-time clerical and administrative assistance and preparation of financial information on an as-needed basis.  We have a consulting contract with Ox Financial, a private company of which our Chief Executive Officer and Chief Financial Officer is the sole shareholder.  The original contract was for a two year period commencing November 2008 and has been verbally extended for an additional two years expiring on November, 2012.  Under the contract, Mr. Bucci provides management services to the Company.  The majority of the fees from consultants and Ox Financial for fiscal 2010 were settled by way of a debt settlement undertaken subsequent to the period covered by this report.  Currently, fees to Ox Financial and other service providers are being paid monthly from funds raised under a convertible debenture offering.

Additional outside advisors, attorneys or consultants are used as required.   We have two directors that have geological and mining experience, Mr. David Gibson and Mr. Rick Walker, and who are paid subject to services performed on our mining claims.

Prior to this offering, there has been a public market for our common shares. Coastal Pacific Mining Corp. has been quoted on the Over-The-Counter markets since October 2008. The Company currently trades under the ticker OTCQB:CPMCF. The Company is fully reporting with the United States Securities and Exchange Commission and voluntarily files its financial status and business operations with the Commission.

CORPORATE INFORMATION

Our legal name is Coastal Pacific Mining Corp., and we were incorporated on March 27, 2007 under the Business Corporations Act of Alberta, Canada.  Our head office and principal place of business is located at 927 Drury Avenue NE, Calgary, Alberta, T2E 0M3, Canada.  Our telephone number is (403) 612-3001, our facsimile number is (403) 313-5449, our website is www.coastalpacificmining.com and our e-mail address is: info@coastalpacificmining.com. The information on or accessible through our website is not a part of this Prospectus.

EVENTS

Since our inception, we have been an exploration stage company engaged in the identification, acquisition, and, where feasible, the exploration of mineral properties.  We have entered into a number of option / joint venture agreements for exploration prospects, all of which, with the exception of two option agreements entered into subsequent to the year end, have been terminated either due to a lack of funds for undertaking required exploration / work programs or the difficulty in undertaking an exploration project due to terrain or weather constraints.

Since May 1, 2007 to the end of our 2010 fiscal year, we incurred $64,416 in costs associated with acquiring mineral properties.  These costs were associated with the entering into agreements, and were not a result of having undertaken exploration programs.  To date, we have been involved in the following projects:

We previously held a 100% interest in Tenure Number 530021 registered with the Government of British Columbia, Ministry of Energy, Mines and Petroleum Resources, known as the Violet East Claim, Axe Property, Liard Mining Division, located in the Stikine region of northwestern British Columbia, Canada, approximately 118 miles (190 km) north of Stewart, British Columbia.  We originally acquired this mineral claim for a payment of $40,000 USD.  This claim was intentionally not renewed by us in 2009 due to the excessive challenges in undertaking exploration activities, the terrain and short exploration season.

On May 15, 2009, the Company entered into an Option Agreement with Trio Gold Corp (“Trio”), a company incorporated in the Province of Alberta, Canada. Trio had leased and granted the Company an option to purchase a 100% interest in 29 unpatented mining claims located in Nevada within the Carlin Gold Trend. On July 15, 2009, the parties agreed to amend the Option Agreement whereby we were granted a non-exclusive extension until October 15, 2009. While not formally extended further, the Option Agreement remained in effect until April 2010, at which time the Option Agreement was ended as the requisite terms had not been met.

On May 27, 2009, we entered into a joint venture and option agreement with Warrior Ventures Incorporated to acquire an interest in the McNeil Gold Property (the “Warrior Agreement”).  Warrior was the recorded and beneficial holder of a 100% un-divided interest in certain mining claims/property situated in McNeil and Robertson Townships located south-east of Timmins, Ontario. Under the terms of the joint venture/option agreement, the Company would earn a 40% interest in the McNeil Gold Property.  Subsequent to April 30, 2010, after a review of the prospect and upon being presented with an opportunity to acquire the Hotstone Property (as described below), which is our current mining exploration asset, we determined not to pursue the McNeil Gold Property, and the parties mutually agreed to the dissolution, termination and cancelation of joint venture/option agreement.

On November 6, 2009, we executed a Letter Of Intent to enter into a definitive Exploration Joint Venture with Lenagold Limited, holder of the prospecting license for a property in Ireland located in the North West of Ireland near the towns of Laghey and Ballintra, County Donegal.   The Company was unable to raise the required funds under the Letter of Intent, and a definitive Joint Venture Agreement was not entered into, resulting in dissolution of the Letter of Intent.

Subsequent to the period covered by this annual report, on October 6, 2010, we entered into an Option Agreement with David L. Gibson, an officer and director of our Company for the rights to acquire a 50% interest in Mr. Gibson’s 100% un-divided interest in certain mining claims/property (the “Hotstone”) situated in Greenlaw Township located south-east of Chapleau, Ontario.  We have paid the initial $50,000 cash payment on the Hotstone and issued the required 1,000,000 shares of common stock as required under the Option Agreement. This Option Agreement is currently in good standing and we are working on completing an offering of flow-thru shares to raise the required funds to commence exploration on the Hotstone.

On October 30, 2010, effective November 1, 2010, we entered into an Option Agreement with Hans Peter Flueck to acquire a 50% interest in certain mining claims situated in the District of Acobambilla, Province of Huancavelica, Department of Huancavelica, in the Republic of Peru; approximately 200 km southeast of Lima.  The two (2) subject claims (“Santa Rita”) cover an area of 1200 hectares and are named: (i) Celeste No 3 (200 Hectares); and (ii) Nueva Santa Rita (1000 Hectares). The claims are for metallic minerals giving the titleholder the right to explore and exploit metallic minerals within the bounds of the claims.  We have paid a total of $100,000 cash and issued 1,000,000 shares of common stock as required under the Option Agreement.   We have commenced exploration of the Santa Rita as of the date of this filing and we expect to have a full crew on the ground and a full exploration program underway by March 15, 2011, subject to flood conditions in Peru receding.

We have substantial ongoing commitments in order to earn our 50% interest in the Hotstone and Santa Rita projects.  At this time we do not have sufficient funds to undertake all of our commitments on these projects.  While we have raised a total of $1,110,000 by way of loans and convertible loans, these monies are not sufficient for us to undertake the required exploration expenditures on either project in total.  We will have to raise additional capital to do so.  Should we be successful in completing funding under this prospectus then we expect to have sufficient funds to be able to undertake the first phase programs on both properties.

We have limited finances and require additional funding in order to accomplish all of our exploration objectives.  There is no assurance that we will have revenues in the future or that we will be able to secure other funding necessary for our future growth and expansion.  There is also no assurance that our mineral exploration activities will produce commercially viable reserves.  Our efforts to extract minerals may be unprofitable.  This is no assurance that we will be able to drawdown any funds under the equity financing agreement defined below.

We may seek relationships with other mineral exploration and development companies that will allow us to exploit idle and/or undeveloped resources.

DRAWDOWN EQUITY FINANCING AGREEMENT

On January 5, 2011, we entered into a drawdown equity financing agreement and registration rights agreement (collectively the “Agreements”) with Auctus Private Equity Fund, LLC (“Auctus”), and the selling stockholder.  In accordance with the Agreements, Auctus has committed, subject to certain conditions set forth in the Agreements, to purchase up to $10 million of our common stock over a term of up to two (2) years.  Although we are not mandated to sell shares under the Agreements, the Agreement gives us the option to sell to Auctus shares of common stock at a per share purchase price equal to 95% of the lowest closing Volume Weighted Average Price (“VWAP”) during the five trading days following our delivery of notice to Auctus (the “Notice”).  At our option, we may set a floor price under which Auctus may not sell the shares which were the subject of the Notice.  The floor shall be 75% of the average closing VWAP of the stock over the preceding ten (10) trading days prior to the Notice and can be waived at our discretion.  The maximum amount of common stock that we can sell pursuant to any Notice is the greater of: (i) an amount of shares with an aggregate maximum purchase price of $250,000 or (ii) 200% of the average daily trading volume based on 10 days preceding the drawdown notice date, whichever is of larger value.

Auctus is not required to purchase the shares unless: a) the shares which are subject to the Notice have been registered for resale and are freely tradable in accordance with the federal securities laws, including the Securities Act of 1933, as amended; and b) under certain conditions which are set forth in the Agreements and which are outside of Auctus’ control. We are obligated to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-1, of which this Prospectus forms a part, within 30 days from the date of the Agreements and to use all commercially reasonable efforts to have such registration statement declared effective by the SEC within 120 days of filing.    We are currently in breach of our agreement with Auctus as we did not file the registration statement within the required 30 days, however, Auctus has not provided any notice of a breach and we are seeking an extension of the 30 day filing period to cure this breach.

Should we be successful in raising funds under this funding, we intend to allocate first funds raised on furthering the Santa Rita property exploration program currently underway.  We intend to undertake a flow-through share offering to raise the funds required for exploration of the Hotstone Property, but if not successful then we intend to allocate funds, after securing sufficient funding for Santa Rita and operations, towards the Hotstone exploration program and payments due.

RISK FACTORS

An investment in our securities should be considered highly speculative due to various factors, including the nature of our business and the present stage of our development.  An investment in our securities should only be undertaken by persons who have sufficient financial resources to afford the total loss of their investment.  In addition to the usual risks associated with investment in a business, the following is a general description of significant risk factors which should be considered.  You should carefully consider the following material risk factors and all other information contained in this Prospectus before deciding to invest in our Common Shares.  If any of the following risks occur, our business, financial condition and results of operations could be materially and adversely affected.  Additional risks and uncertainties we do not presently know or that we currently deem immaterial may also impair our business, financial condition or operating results.

RISKS RELATING TO OUR BUSINESS

We currently have no source of operating cash flow and we have a history of operating losses.

We have no revenues from operations, our mineral property interests are in the exploration stage and we have a history of operating losses.  We will not receive revenues from operations at any time in the near future, and we have no prior year’s history of earnings or cash flow.  We have incurred losses. We have not paid dividends on shares at any time since incorporation and we do not anticipate doing so in the foreseeable future.    There can be no assurance that our operations will ever generate sufficient revenues to fund our continuing operations or that we will ever generate positive cash flow from our operations.  Further, we can give no assurance that we will attain or sustain profitability in any future period.

Mineral exploration is highly speculative in nature and there can be no certainty of our successful development of profitable commercial mining operations.

The exploration and development of mineral properties involve significant risks that even a combination of careful evaluation, experience and knowledge may not eliminate.  While the discovery of an ore body may result in substantial rewards, few explored properties develop into producing mines.  Substantial expenses may be incurred to locate and establish mineral reserves, develop metallurgical processes, and construct mining and processing facilities at a particular site.  Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are:  the particular attributes of the deposit, such as size, grade, and proximity to infrastructure; metals prices which are highly cyclical; drilling and other related costs that appear to be rising; and government regulations, including those related to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, and environmental protection.  The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.

Although we do not currently operate any mines, we intend to pursue the development of our two current mining properties under option, as identified herein under agreements entered into subsequent to our current financial reporting year end.  There is no certainty that the expenditures made by us towards the exploration and evaluation of mineral deposits will result in discoveries of commercial quantities of ore.

The Company may be unable to obtain the funds necessary to finalize our property option agreements or to undertake exploration on our Hotstone Claims and the Santa Rita Claims.

Under the terms of our option agreement for Hotstone, we are required to pay the vendor a total of $100,000 in cash payments, with the first payment being due on or before December 6, 2010 and the second payment due on April 6, 2011. Further we are required to raise a total of $1,500,000 for a work program on the Property. As of the date of filing of this Prospectus, we do not have sufficient funds to pay the required payments or to undertake the exploration program.   We have paid a portion of the option payment in the amount of $50,000 as of the date of this Prospectus from loans made to us.  We have a second payment of $50,000 due on April 6, 2011 in order to maintain the option

Under the terms of our option agreement for Santa Rita, we are required to pay the vendor a total of $500,000 in cash payments, of which $150,000 has been paid as of the date of the filing of this Prospectus.  Further cash payments are required to be paid in the amount of $175,000 by November 1, 2011 and $175,000 by November 1, 2012. Further we are required to raise a total of $3,000,000 for work programs on the Santa Rita property.

As of the date of the filing of this Prospectus, we have raised a total of $1,110,000 in short terms loans and convertible loans and are currently negotiating on further funding.  We have paid the initial cash option payments on both Hotstone and Santa Rita from these funds.  However, we currently do not have sufficient financial resources to undertake all of our planned activities in the fiscal year ending 2011. This includes significant expenditures on the Hotstone and the Santa Rita claims, expenditures on property investigations and additional property acquisition or staking of claims in Canada, Peru or other locations that may come to our attention.

We have been successful in obtaining financing for operations by way of loans but as an exploration company it is often difficult to obtain adequate financing when required, and it is not necessarily the case that the terms of such financings will be favorable.  If we fail to obtain additional financing on a timely basis, we could forfeit our mineral property interests and/or reduce or terminate operations.

Because our business involves numerous operating hazards, we may be subject to claims of a significant size, which would cost a significant amount of funds and resources to rectify.  This could force us to cease our operations.

Our operations are subject to the usual hazards inherent in exploring for minerals, such as general accidents, explosions, chemical exposure and cratering.  The occurrence of these or similar events could result in the suspension of operations, damage to or destruction of the equipment involved and injury or death to personnel.  Operations also may be suspended because of machinery breakdowns, abnormal climatic conditions, failure of subcontractors to perform or supply goods or services or personnel shortages.  The occurrence of any such contingency would require us to incur additional costs, which would adversely affect our business.

Damage to the environment could also result from our operations.  If our business is involved in one or more of these hazards, we may be subject to claims of a significant size that could force us to cease our operations.

Mineral resource exploration, production and related operations are subject to extensive rules and regulations of federal, provincial, state and local agencies.  Failure to comply with these rules and regulations can result in substantial penalties.  Our cost of doing business may be affected by the regulatory burden on the mineral industry.  Although we intend to substantially comply with all applicable laws and regulations, because these rules and regulations frequently are amended or interpreted, we cannot predict the future cost or impact of complying with these laws.

Environmental enforcement efforts with respect to mineral operations have increased over the years, and it is possible that regulations could expand and have a greater impact on future mineral exploration operations.  Although our management intends to comply with all legislation and/or actions of local, provincial, state and federal governments, non-compliance with applicable regulatory requirements could subject us to penalties, fines and regulatory actions, the costs of which could harm our results of operations.  We cannot be sure that our proposed business operations will not violate environmental laws in the future.

Our operations and properties are subject to extensive federal, state, provincial and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to health and safety.  These laws and regulations may do any of the following:  (i) require the acquisition of a permit or other authorization before exploration commences; (ii) restrict the types, quantities and concentration of various substances that can be released in the environment in connection with exploration activities; (iii) limit or prohibit mineral exploration on certain lands lying within wilderness, wetlands and other protected areas; (iv) require remedial measures to mitigate pollution from former operations; and (v) impose substantial liabilities for pollution resulting from our proposed operations.

The exploration of mineral reserves are subject to all of the usual hazards and risks associated with mineral exploration, which could result in damage to life or property, environmental damage, and possible legal liability for any or all damages.  Difficulties, such as unusual or unexpected rock formations encountered by workers but not indicated on a map, or other conditions may be encountered in the gathering of samples and information, and could delay our exploration program.  Even though we are at liberty to obtain insurance against certain risks in such amounts we deem adequate, the nature of those risks is such that liabilities could exceed policy limits or be excluded from coverage.  We do not currently carry insurance to protect against these risks and there is no assurance that we will obtain such insurance in the future.  There are also risks against that we cannot, or may not elect to insure.  The costs, which could be associated with any liabilities, not covered by insurance or in excess of insurance coverage or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting our financial position, future earnings, and/or competitive positions.

One of our directors and officers may face a possible conflict of interest as the Optionor of the Hotstone Claims, which could have a material adverse effect on our business.

Mr. David Gibson, who is the Optionor of the Hotstone claims is also a director and vice president of exploration for the Company. As such, it is possible that he may face a conflict of interest in regard to the exploration of the Hotstone which may result in a material adverse effect to our business.

The prices of metals are highly volatile and a decrease in metal prices can have a material adverse effect on our business.

The profitability of natural resource operations are directly related to the market prices of the underlying commodities.  The market prices of metals fluctuate significantly and are affected by a number of factors beyond our control, including, but not limited to, the rate of inflation, the exchange rate of the dollar to other currencies, interest rates, and global economic and political conditions.  Price fluctuations in the metals market from the time exploration for a mine is undertaken and the time production can commence can significantly affect the profitability of a mine.  Accordingly, we may begin to develop a minerals property at a time when the price of the underlying metals make such exploration economically feasible and, subsequently, incur losses because metal prices have decreased.  Adverse fluctuations of metals market prices may force us to curtail or cease our business operations.

RISKS ASSOCIATED WITH MINING AND EXPLORATION

Mining operations generally involve a high degree of risk.

Mining operations are subject to all the hazards and risks normally encountered in the exploration, development and production of base or precious metals, including unusual and unexpected geological formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability.  Mining operations could also experience periodic interruptions due to bad or hazardous weather conditions and other acts of God.  Milling operations are subject to hazards such as equipment failure or failure of retaining dams around tailing disposal areas, which may result in environmental pollution and consequent liability.

If any of these risks and hazards adversely affect our mining operations or our exploration activities, they may:  (i) increase the cost of exploration to a point where it is no longer economically feasible to continue operations; (ii) require us to write down the carrying value of one or more mines or a property; (iii) cause delays or a stoppage in the exploration of minerals; (iv) result in damage to or destruction of mineral properties or processing facilities; and (v) result in personal injury, death or legal liability.  Any or all of these adverse consequences may have a material adverse effect on our financial condition, results of operations, and future cash flows.

We may not be able to compete with current and potential exploration companies, some of whom have greater resources and experience than we do in developing mineral reserves.

The natural resource market is intensely competitive, highly fragmented and subject to rapid change.  We may be unable to compete successfully with our existing competitors or with any new competitors.  We will be competing with many exploration companies that have significantly greater personnel, financial, managerial and technical resources than we do.  This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

We may not have access to all of the supplies and materials we need to begin exploration, which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies and certain equipment such as bulldozers and excavators that we might need to conduct exploration.  We have not attempted to locate or negotiate with any suppliers of products, equipment or materials.  We will attempt to locate products, equipment and materials prior to undertaking exploration programs.  If we cannot find the products, equipment and materials we need, we will have to suspend our exploration plans until we do find the products, equipment and materials.

We are an exploration stage company, and there is no assurance that a commercially viable deposit or “reserve” exists in the property in which we have claim.

We are an exploration stage company and cannot assure you that a commercially viable deposit, or “reserve,” exists on our mineral properties.  Therefore, determination of the existence of a reserve will depend on appropriate and sufficient exploration work and the evaluation of legal, economic and environmental factors.  If we fail to find commercially viable deposits, our financial condition and results of operations will be materially adversely affected.

It is possible that there may be native or aboriginal claims to our Hotstone property, which could result in us incurring additional expenses to explore the Hotstone Prospect.

Although we believe that we have the right to explore the Hotstone Prospect, we cannot substantiate that there are not native or aboriginal claims to the Hotstone Prospect.  If a native or aboriginal claim is made to this property, it could negatively affect our ability to explore this property as we would possibly have to incur significant legal fees to protect our right to explore the property.  We may also have to pay third parties to settle such claims.  If it is determined that there is a legitimate claim to this property, then we may be forced to return this property without adequate consideration.  Even if there is no legal basis for such claim, the costs involved in resolving such matters may force us to delay or curtail our exploration completely.

It is possible that there may be indigenous people claims to our Santa Rita property, which could result in us incurring additional expenses to explore the Santa Rita.

The property is at an early exploration stage and no special permits are necessary in order to perform the next phase exploration program, however  there is no formal surface rights agreement with the Huitoco community at this time and we will be required to enter into such an agreement to progress our exploration on the Santa Rita.  It is possible that we may not be able to negotiate the formal surface rights agreement on terms that are favorable to the Company and we may incur additional expense to do so.

RISKS RELATING TO AN INVESTMENT IN OUR SECURITIES

Our Common Stock Price May be Volatile

The trading price of our common stock may fluctuate substantially.  The price of our common stock, at any given time, may be higher or lower than the price you pay for your shares, depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.  These factors include the following: (i) price and volume fluctuations in the overall stock market from time to time; (ii) volatility resulting from trading in derivative securities related to our common stock including puts, calls, long-term equity anticipation securities, or leaps, or short trading positions; (iii) actual or anticipated changes in our earnings or fluctuations in our operating results or changes in the expectations of securities analysts; (iv) general economic conditions and trends; (v) loss of a major funding source; or (vi) departures of key personnel

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development.  We are engaged in the business of exploring and, if warranted and feasible, developing natural resource properties.  Our mining claims are in the exploration stage only and are without proven reserves of natural resources.  Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term.  Any profitability in the future from our business will be dependent upon locating and developing economic reserves of natural resources, which itself is subject to numerous risk factors as set forth herein.  Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

We may, in the future, issue additional common shares that would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of an unlimited number of common shares without par value and an unlimited number of Preferred Shares without par value.  The future issuance of our unlimited authorized common shares may result in substantial dilution in the percentage of our common shares held by our then existing stockholders.  We may value any common shares issued in the future on an arbitrary basis.  The issuance of common shares for future services or acquisitions or other corporate actions may have the effect of diluting the value of the common shares held by our investors, and might have an adverse effect on any trading market for our common shares.

Market for Penny Stock Has Suffered In Recent Years From Patterns Of Fraud And Abuse

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and, (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the volatility of our share price.

Our common shares are subject to the “Penny Stock” Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted regulations that generally define a "penny stock" to be any equity security other than a security excluded from such definition by Rule 3a51-1 under the Securities Exchange Act of 1934, as amended.  For the purposes relevant to our Company, it is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

Our common shares are currently regarded as a “penny stock”, since our shares are not listed on a national stock exchange or quoted on the NASDAQ Market within the United States, to the extent the market price for its shares is less than $5.00 per share. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide a customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser's written agreement to the transaction.  To the extent these requirements may be applicable; they will reduce the level of trading activity in the secondary market for the common shares and may severely and adversely affect the ability of broker-dealers to sell the common shares.

Existing stockholders may experience significant dilution from the sale of our common stock pursuant to the Drawdown Agreement.

The sale of our common stock to Auctus Private Equity Fund LLC in accordance with the Drawdown Equity Facility Agreement may have a dilutive impact on our shareholders.  As a result, our net income per share could decrease in future periods and the market price of our common stock could decline.  In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Auctus Private Equity Fund LLC in order to drawdown on the facility.  If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the Offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock.  Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock.  By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Auctus Private Equity Fund LLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued under the Drawdown Equity Facility Agreement will be purchased at a five (5%) discount or 95% of the lowest closing VWAP during the five trading days immediately following our notice to Auctus of our election to exercise our "put" right. Auctus has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Auctus sells our shares, the price of our common stock may decrease.  If our stock price decreases, Auctus may have a further incentive to sell such shares.  Accordingly, the sales price in the Drawdown Agreement may cause the price of our common stock to decline.

We May Not Have Access to the Full Amount under the Equity Line.

On March  17, 2011, the closing price of our common stock was $0.0331 per share. There is no assurance that the market price of our common stock will increase substantially in the near future. The entire commitment under the Equity Line of Credit is $10,000,000. Presumably we will maintain the market price of our common stock at or around $0.05 per share, we will need to issue approximately 210,526,316 shares [($10,000,000/$.0475(discounted market price)] of common stock to Auctus in order to have access to the full remaining amount under the Equity Line of Credit. In addition, based on our stock price as of March 17, 2011, this Prospectus covers the offer and possible sale of only approximately $1,900,000 of our shares at current market price of $.05 and the discounted market price with Auctus of $.0475 per share.

We are registering an aggregate of 40,000,000 shares of common stock to be issued under the Equity Line of Credit.  The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 40,000,000 shares of common stock under the registration statement of which this Prospectus forms a part for issuance pursuant to the Equity Line of Credit.  The sale of these shares into the public market by Auctus could depress the market price of our common stock.

Resulting dilutive risk since Auctus will pay less than the prevailing market price per share.

The common stock to be issued to Auctus pursuant to the Drawdown Agreement will be purchased at a five percent (5%) discount to the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the date of our notice to Auctus of our Drawdown Notice. Auctus has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Auctus sells the shares, the price of our common stock could decrease. If our stock price decreases, Auctus may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price. Auctus will not engage in short-selling because a floor price has been set and Auctus will immediately cease selling any shares if the stock price falls below seventy-five (75%) of the average closing bid price of the stock over the preceding ten (10) trading days prior to any Drawdown Notice. The floor price can be waived only by the

Company, if the company does waive the floor price it could cause the share price to fall substantially. Please note that Auctus’ ability to sell shares during the pricing period could cause the price of our shares to fall substantially because our trading volume is generally low and we have the ability to waive the floor price for the shares Auctus may sell.

There may not be sufficient trading volume in our common stock to permit us to generate adequate funds.

The Drawdown Equity Financing Agreement provides that the dollar value that we will be permitted to draw from Auctus will be the higher of: (A) 200% of the average daily volume in the US market of the common stock for the ten (10) trading days prior to the Drawdown Notice, or (B) $250,000.  If the average daily trading volume in our common stock is too low, it is possible that we would only be permitted to draw down $250,000 at a time, which may not provide adequate funding for our planned operations.

Unless an active trading market develops for our securities, investors may not be able to sell their shares.

Although, we are a reporting company and our common shares are quoted on the OTCQB under the symbol “CPMCF”, there is not currently an active trading market for our common stock and an active trading market may never develop or, if it does develop, may not be maintained.  Failure to develop or maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your common stock or any attempted sale of such common stock may have the effect of lowering the market price and therefore your investment could be a partial or complete loss.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to): (i) the trading volume of our shares; (ii) the number of securities analysts, market-makers and brokers following our common stock; (iii) changes in, or failure to achieve, financial estimates by securities analysts; (iv) actual or anticipated variations in quarterly operating results; (v) conditions or trends in our business industries; (vi) announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; (vii) additions or departures of key personnel;  (viii) sales of our common stock; and (ix) general stock market price and volume fluctuations of publicly-trading and particularly , microcap companies.

Investors may have difficulty reselling shares of our common stock, either at or above the price they paid for our stock, or even at fair market value.  The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes.  These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company.  In addition, there is a history of securities class action litigation following periods of volatility in the market price of a company’s securities.  Although there is no such litigation currently pending or threatened against the Company, such a suit against us could result in the incursion of substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business.  Moreover, and as noted below, our shares are currently traded on the OTC Bulletin Board and, further, are subject to the penny stock regulations.  Price fluctuations in such shares are particularly volatile and subject to manipulation by market-makers, short-sellers and option traders.

Since we are a “Foreign Private Issuer” under United States Securities Laws, our stockholders may have less complete and timely data about us.

We are considered a “foreign private issuer” under the Securities Act of 1933, as amended.  As an issuer incorporated in Alberta, Canada, we are exempt from Section 14 proxy rules and Section 16 of the Securities Exchange Act of 1934, as amended.  The submission of proxy and annual meeting of stockholders information (prepared to Canadian standards) on Form 6-K and the exemption from Section 16 rules regarding sales of common shares by insiders may result in stockholders having less complete and timely data as compared to information that may be available about U.S. issuers.

We have not and do not intend to pay any cash dividends on our common shares and, consequently, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business.  We have not, and do not, anticipate paying any cash dividends on our common shares in the foreseeable future.  Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

We may, in the future, issue additional common shares or other securities, including our preferred shares, which would reduce investors’ percentage ownership and may dilute the value of our shares.

Our Articles of Incorporation authorize the issuance of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value.  We may value any securities issued in the future on an arbitrary basis.  The issuance of additional securities for future services or acquisitions or other corporate actions may also have the effect of diluting the value of the shares held by our investors and might have an adverse effect on the trading market for our common shares.

Our Board of Directors may issue, without stockholder approval, preferred shares that have rights and preferences superior to those of common shares and that may delay or prevent a change of control.  After the offering, there may be no preferred shares outstanding.  However, our Board of Directors may set the rights and preferences of any class of preferred shares in its sole discretion without the approval of the holders of common shares.  The rights and preferences of these preferred shares may be superior to those of the common shares.  Accordingly, the issuance of preferred shares may adversely affect the rights of holders of common shares.  The issuance of preferred shares also could have the effect of delaying or preventing a change of control of Coastal Pacific.

We may be deemed to be a Passive Foreign Investment Company and, as a result, United States investors in Coastal Pacific could suffer adverse tax consequences.

A passive foreign investment company, or PFIC, is a non-U.S. corporation that meets an income test and/or an asset test.  The income test is met if 75% or more of a corporation’s gross income is “passive income” (generally dividends, interest, rents, royalties, and gains from the disposition of passive assets) in any taxable year.  The asset test is met if at least 50% of the average value of a corporation’s assets produce, or are held for the production of, passive income.  We have not determined whether or not the IRS would treat us as a PFIC for U.S. federal income tax purposes.  If we were treated as a PFIC, a U.S. holder of our common shares could be subject to a substantially increased tax liability, possibly including an interest charge, upon the sale or other disposition of the U.S. holder’s common shares or upon the receipt of “excess distributions” from us.  In the alternative, if we were treated as a PFIC, U.S. holders may enter into certain U.S. tax elections that may result in current Federal tax liability prior to any distribution or disposition of the shares, and without the assurance of any eventual distribution or successful disposition.

FORWARD-LOOKING STATEMENTS

When used in this Prospectus, the words or phrases “will likely result,” “we expect,” “will continue,” “anticipate,” “estimate,” “project,” “outlook,” “could,” “would,” “may,” or similar expressions are intended to identify forward-looking statements.  We wish to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  Such risks and uncertainties include, among others, success in reaching target markets for products in a highly competitive market and the ability to attract future customers, the size and timing of additional significant orders and their fulfillment, the success of our business emphasis, the ability to finance and sustain operations, the ability to raise equity capital in the future, and the size and timing of additional significant orders and their fulfillment.

Cautionary Note to United States Investors

We caution U.S. investors that we may have materials in the public domain that may use terms that are recognized and permitted under Canadian regulations, however the U.S. Securities and Exchange Commission (“S.E.C.”) may not recognize such terms.  We have detailed below the differences in the SEC regulations as compared to the Canadian Regulations under National Instrument NI 43-101.

S.E.C. Industry Code	National Instrument 43-101 (“NI 43-101”)
Reserve:  That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.  The United States Securities and Exchange Commission requires a final or full Feasibility Study to be completed in order to support either Proven or Probably Reserves and does not recognize other classifications of mineralized deposits.  Note that for industrial mineral properties, in addition to the Feasibility Study, “sales” contracts or actual sales may be required in order to prove the project’s commerciality and reserve status.

Mineral Reserve:  The economically mineable part of a Measured or Indicated Mineral Resource demonstrated by at least a Preliminary Feasibility study.  This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

Proven Reserves:  Reserves for which a quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes, grade and/or quality are computed from the results of detailed sampling; the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, share, depth and mineral content of reserves are well established.

Proven Mineral Reserve:  The economically mineable part of a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility study.  This stucy must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

Probable Reserves:  Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced.  The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

Probable Mineral Reserve:  The economically mineable part of an indicated, and in some circumstances, a Measured Mineral Resource, demonstrated by at least a Preliminary Feasibility Study.  This study must include adequate information on mining, processing, metallurgical, and economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISORS

DIRECTORS AND SENIOR MANAGEMENT

Name	Position	Date Elected
Joseph Bucci 927 Drury Avenue NE Calgary, AB T2E 0M3	Director	June 15, 2010
Joseph Bucci 927 Drury Avenue NE Calgary, AB T2E 0M3	Chief Executive Officer, President, Secretary	August 26, 2010
David Gibson 258 Mount Douglas Circle SE Calgary, AB T2Z 3N9	Director	August 27, 2010
David Gibson 258 Mount Douglas Circle SE Calgary, AB T2Z 3N9	Vice-President Exploration	August 27, 2010
Richard Thomas Walker 2601 42nd Avenue South Cranbrook, B.C. V1C 7H3	Director, Chief Geologist	January 20, 2011

We currently have two officers and three directors, and have no employees upon whose work we are dependent.  There are no family relationships among our officers, directors, or persons nominated for such positions.  We have no arrangements or understandings with any major shareholder, customer, supplier, or others, upon our officer and director being selected.

We are not aware of any material legal proceedings that have occurred within the past five years concerning any director, officer, director nominee, or control person which involved a criminal conviction, a pending criminal proceeding, a pending or concluded administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.

ADVISERS

The Company’s U.S. legal counsel is Gersten Savage LLP., 600 Lexington Avenue, 9th Floor, New York, NY 10022.

Our Canadian legal adviser is W.L. Macdonald Law Corporation,  Suite 400 – 570 Granville Street, Vancouver, BC  V6C 3P1

AUDITORS

The Company’s auditors are Child, Van Wagoner & Bradshaw, PLLC of 5296 South Commerce Drive, Suite 300, Salt Lake City, Utah 84107.  They have been the Company’s auditors since its inception in March, 2007.

OFFER STATISTICS AND EXPECTED TIMETABLE

OFFER STATISTICS

We will not receive any of the proceeds from the sale of the common stock by the Selling Stockholder.  However we anticipate receiving proceeds from the advances pursuant to the equity facility with Auctus.  The ultimate amount we can receive is dependent on the price of our common stock, and could be substantially less than the $10,000,000 committed by Auctus.  For illustrative purposes only, the table below summarizes how we will utilize the proceeds from the advances from Auctus in the event that $500,000, $2,500,000 and $10,000,000 of proceeds from the advances are realized.   The actual amount of proceeds realized may differ from the amounts summarized below.
Purpose(1)
	Advance Amount $	Percent %	Advance Amount $	Percent %	Advance Amount $	Percent %
Exploration Program – Santa Rita(2)	500,000	100	1,000,000	40	3,000,000	30.0
Option Payments for Santa Rita(3)	0	0	175,000	7	350,000	3.5
Exploration Program – Hotstone(4)	0	0	750,000	30	1,500,000	15.0
Option Payments for Hotstone(5)	0	0	50,000	2	50,000	0.5
Working Capital and Operational Expenditures(6)	0	0	525,000	21	5,100,000	51.0
Total Advance Amount	500,000	100	2,500,000	100	10,000,000	100

(1)
The amounts set forth above are estimates by management for the allocations of the proceeds from potential advances from Auctus based upon the current state of our business operations, its plans and current economic and industry conditions.

(2)	These funds are payment of exploration and development costs for the Santa Rita mining claims.
(3)	These funds are to pay the payments required pursuant to our Option Agreement on the Santa Rita mining claims.
(4)	These funds are payment of exploration and development costs for the Hotstone mining claims.
(5)	These funds are to pay the payments required pursuant to our Option Agreement on the Hotstone mining claims.
(6)
Working capital is the cost related to operating our office and includes expenses for office space, telephones, faxes, e-mail, mail, and stationery, accounting, acquisition of office equipment and supplies, salaries, consulting fees, expenses of filing reports with the SEC, travel and general working capital.  We may also choose to allocate a portion of these funds for the acquisition of additional mining properties.

DETERMINATION OF OFFERING PRICE

The Selling Stockholder may sell its shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.  We will not receive any proceeds from the sale of shares by the Selling Stockholder.

DILUTION

“Dilution” represents the difference between the Offering price of the shares of common stock and the net book value per share of common stock immediately after completion of the Offering.  “Net Book Value” is the amount that results from subtracting total liabilities from total assets.  Please refer to the following table presenting the number of shares issued and the corresponding price per share paid before this Offering for more information.  Following is a table detailing dilution as of April 30, 2010, to investors if 100%, 75%, 50%, 19% or 10% of the Offering is sold, at the indicated market prices.

Percent of Offering sold	100%	75%	50%	19%	10%
Net Tangible Book Value / Share Prior to Stock Sale (90,875,000 shares Apr 31 2011, NBV of ($267,621))	($0.0029)	($0.0029)	($0.0029)	($0.0029)	($0.0029)
Illustrative market price / share (1)	$0.27	$0.20	$0.14	$0.05	$0.05
Proceeds based market price and % of offering sold	$10,000,000	$7,500,000	$5,000,000	$1,900,000	$1,000,000
New shares issued based on illustrative price / % of offering sold	38,986,355	39,473,684	37,593,985	40,000,000	21,052,632
Pro Forma Net Tangible Book Value Per Share After Stock Sale	$0.0749	$0.0555	$0.0368	$0.0125	$0.0065
Increase in net book value per share due to stock sale	$0.0779	$0.0584	$0.0398	$0.0154	$0.0095
Net Dilution (Purchase price as indicated less Pro Forma Net Tangible Book Value per share)	$0.1951	$0.1445	$0.1032	$0.0375	$0.0435

(1)
As the amount of shares being registered under this offering is 40,000,000, if the market price of the common stock is below a certain level, then all available stock would be sold before the maximum $10,000,000 net proceeds were obtained.  Therefore, this table illustrates the minimum price the common stock would need to be sold at, to achieve the indicated net proceeds (market price less Selling Stockholder discount).  The exception to this is the 10% scenario, where the illustrative market price / share approximates the market share price as of the date of the filing of this document, and only 21,052, 632 shares are sold, resulting in net proceeds of $1,000,000.

SELLING STOCKHOLDER

Drawdown Equity Financing Agreement

On January 5, 2011, we entered into a drawdown equity financing agreement and registration rights agreement (collectively the “Agreements”) with Auctus Private Equity Fund, LLC (“Auctus”, the “Selling Stockholder”).  In accordance with the Agreements, Auctus has committed, subject to certain conditions, to purchase up to ten million dollars ($10,000,000) of our common stock over a term of up to two (2) years.  Although we are not mandated to sell shares under the Agreements, the Agreements give us the option to sell to Auctus shares of common stock at a per share purchase price equal to 95% of the lowest closing VWAP during the five trading days following our delivery of notice to Auctus (the “Notice”). At our option, we may set a floor price under which Auctus may not sell the shares which were the subject of the Notice.  The floor shall be 75% of the average closing bid price of the stock over the preceding ten (10) trading days prior to the Notice and can be waived at our discretion.

Auctus is not required to purchase the shares, unless the shares which are subject to the Notice have been registered for resale and are freely tradable in accordance with the federal securities laws, including the Securities Act of 1933, as amended.  We are obligated to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-1, of which this Prospectus forms a part, within 30 days from the date of the Agreements and to use all commercially reasonable efforts to have such registration statement declared effective by the SEC within 120 days of filing.  We have agreed to pay Auctus an aggregate amount of $15,000 as an origination fee with respect to the transaction, an amount that has already been paid.

During the five trading days following a drawdown request, we will calculate the amount of shares we will sell to Auctus and the purchase price per share.  The purchase price per share of common stock will be based on the daily volume weighted average price of our common stock during each of the five trading days immediately following the drawdown date, less a discount of 5%.  Auctus’ obligations under the equity line agreement are not transferrable.

There is no minimum amount we can draw down at any one time, or a limitation on the number of drawdowns we may make, subject to the limitations of shares registered in this offering.  The maximum amount we can draw down at any one time is the larger of: (i) $250,000; or (ii) 200% of the average daily volume based on the trailing 10 days preceding the drawdown notice date.

Al Sollami is the natural person and Principal of Auctus who exercises the sole voting and dispositive powers with respect to the shares to be offered by the Company.  Al Sollami has had no other material relationship with us and has owned none of our securities prior to the Offering.

Please note that the parties have agreed to $10,000,000 as the amount of the equity line.  Although the parties believe it is unlikely that the full amount of the proceeds available under the equity line will be used at the current stock price, the parties believe that with the proper use of funds, the price of the stock will increase and we will be able to use the whole equity line.

EXPENSES OF THE ISSUE

We estimate that the total cost of this Offering will be approximately as follows:

Item	Expense
Legal Fees, costs of preparation of the Prospectus and expenses, including all registration fees	$25,000
Accounting Fees and Expenses	5,000
Total	$30,000

KEY INFORMATION

OVERVIEW

As a natural resource exploration company, our focus is to locate prospective properties that may host mineral reserves that could eventually be put into mining production.  With this in mind, based on the lack of current properties, we have entered into option agreements in respect to the Hotstone and Santa Rita properties.  We do not presently have any employees, we currently use outside consulting for part-time clerical and administrative assistance and preparation of financial information on an as-needed basis. We have a consulting contract with Ox Financial, a private company of which our Chief Executive Officer and Chief Financial Officer is the sole shareholder.  The contract is for a two year period commencing November 2008 and under the contract, Mr. Bucci provides management services to the Company. Additional outside advisors, attorneys or consultants are used if they can be obtained for a minimal cost or on a deferred payment basis.  The majority of the fees from consultants and Ox Financial for fiscal 2010 were settled by way of a debt settlement undertaken subsequent to the period covered by this report.

As of the date of this Prospectus and for the next twelve months we will require approximately $3,700,000 for operations and to fund the obligations under our current option agreements.  From the $3,700,000 we expect to spend approximately $340,000 for corporate operations, including management fees, legal and audit fees, filing fees and general administration.  The remaining $3,360,000 will be spent as follows, $1,500,000 for exploration on Santa Rita and $275,000 for option payments on Santa Rita, $1,500,000 for exploration on Hotstone and $85,000 for option payments on Hotstone.

As of the date of this Prospectus, we have raised funding of US$1,110,000 with US$1,000,000 being raised by way of convertible loans and $110,000 raised on a short term loan basis which we hope to convert to a convertible loan.  We will be required to raise an additional $2,600,000 to meet all of our planned operations over the next twelve months.  As well, the convertible loans have a six month term and unless converted we will be required to raise funds to pay back those loans.  We may not be able to raise additional funds as required for our planned operations and there can be no assurance that we will be able to raise sufficient funds to pay back these loans.

If we cannot raise such funds then we will be unable to meet out commitments for the next twelve months.  Further, the funds currently raised are not sufficient to meet the required option funding on our mineral properties. We risk losing the properties if we cannot raise the additional funding required.

SUMMARY FINANCIAL INFORMATION

Exchange Rate Table

These exchange rate tables illustrate the US dollar equivalent of one Canadian dollar. The nominal rate for a Canadian dollar as of March 10, 2011 was US$1.0273.

The following table sets out the US dollar exchange rates, based on the noon rate at the Bank of Canada for the fiscal years ended 2007 through 2010.

	2010 $	2009 $	2008 $	2007 (partial) $
Average for Period	0.9363	0.8767	0.9841	0.8855

The high and low noon nominal exchange rates in Canadian dollars for each month during the previous six months are:

	Feb 2011 $	Jan 2011 $	Dec 2010 $	Nov 2010 $	Oct 2010 $	Sept 2010 $
High for period	1.0268	0.9755	1.0054	0.9987	0.9970	0.9783
Low for period	1.0045	0.9384	0.9825	0.9743	0.9690	0.9506

The following tables summarize selected financial data for our Company, which are stated in Canadian dollars and prepared in accordance with United States generally accepted accounting principles for the years ended April 30, 2010, 2009, 2008 and 2007. We were incorporated on March 27, 2007 and are presenting only four years of selected financial data.  The information in the table was extracted from the financial statements and related notes included in this annual report and the previously filed reports, and should be read in conjunction with such financial statements.

	Statement of Operations Data As at April 30 ($Cdn)
	2010 ($)	2009 ($)	2008 ($)	2007 ($)
Operating Revenues	Nil	Nil	Nil	Nil
Income (loss) from Operations	(206,200)	(134,019)	(86,195)	(42,609)
Income (loss) from Continuing Operations
Net Income (loss)	(210,191)	(140,425)	(98,796)	(42,609)
Net Income (loss) from Operations, per share	(0.00)	(0.00)	(0.00)	(0.00)
Income (loss) from Continuing Operations, per share

	Balance Sheet Data As at April 30 ($Cdn)
	2010 ($)	2009 ($)	2008 ($)	2007 ($)
Total Assets	2,108	3,702	167,272	95,347
Total Liabilities	269,729	108,132	131,277	125,556
Total Stockholders' Equity (Deficit)	(267,621)	(104,430)	35,995	(30,209)
Capital Stock (1)	224,400	177,400	177,400	12,400
Number of Shares (1)	90,875,000	89,500,000	89,500,000	62,000,000
Diluted Net Income per Share

1.	Reflects changes in capital for the financial statements and as stated in Note 6, Subsequent Events, for the financial year ended April 30, 2010.

CAPITALIZATION AND INDEBTEDNESS

Capitalization and indebtedness. A statement of capitalization and indebtedness (distinguishing between guaranteed and unguaranteed, and secured and unsecured, indebtedness) as of a date no earlier than 60 days prior to the date of the document shall be provided showing the company’s capitalization on an actual basis and, if applicable, as adjusted to reflect the sale of new securities being issued and the intended application of the net proceeds therefrom. Indebtedness also includes indirect and contingent indebtedness.

The following table sets forth our unaudited capitalization as of January 31, 2011:

•	on an actual (unaudited) basis; and

•
on an as adjusted basis to further give effect to the issuance of and sale of common shares by us in this Offering, assuming a sample market selling price as illustrated in the table.   The impact on the Common Stock – no par value represents the net proceeds after the discount applicable to the drawdown equity line.

This table should be read together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Also refer to “Dilution” section for additional information on the assumptions underlying the projected common stock market prices and amount of offering sold.

	As of January 31, 2011 (unaudited)
	Actual $	As Adjusted (1) $	As Adjusted (2) $

Non-Current Liabilities
Loans Payable (unsecured)	10,060	10,060	10,060
Property Obligations (unsecured)	2,255,392	2,255,392	2,255,392
Total Non-Current Liabilities	2,265,452	2,265,452	2,265,452
Equity
Common Stock	1,553,072	11,533,072	3,453,072
Retained Earnings (accumulated losses)	(969,220)	(969,220)	(969,220)
Total Equity	583,852	10,583,852	2,483,852
Total Capitalization	2,849,304	12,849,304	4,749,304

(1)	Assumptions: Common stock sold at a market price of $0.27, discounted proceeds to the Company of $0.2565, 38,986,355 shares sold at market price, realizing proceeds of $10,000,000
(2)	Assumptions: Common stock sold at a market price of $0.05, discounted proceeds to the Company of $0.475, 40,000,000 shares sold at market price, realizing proceeds of $1,900,000

INFORMATION ON THE COMPANY

HISTORY AND DEVELOPMENT

Our legal name is Coastal Pacific Mining Corporation, and we were incorporated on March 27, 2007 under the Business Corporations Act of Alberta, Canada.  Our head office and principal place of business is located at 927 Drury Avenue NE, Calgary, Alberta, T2E 0M3, Canada.  Our telephone number is (403) 612-3001, our facsimile number is (403) 313-5449, our website is www.coastalpacificmining.com and our e-mail address is: info@coastalpacificmining.com. The information on our website is not a part of this Prospectus.

Since our inception, we have been an exploration stage company engaged in the identification, acquisition, and, where feasible, the exploration of mineral properties.  We have entered into a number of option / joint venture agreements for exploration prospects, all of which, with the exception of two option agreements entered into subsequent to the year end, have been terminated either due to a lack of funds for undertaking required exploration / work programs or the difficulty in undertaking an exploration project due to terrain or weather constraints.

Since May 1, 2007, we have incurred $64,416 in costs associated with acquiring mineral properties.  These costs were associated with the entering into agreements, and were not a result of having undertaken exploration programs.  To date, we have been involved the following projects:

-
We previously held a 100% interest in Tenure Number 530021 registered with the Government of British Columbia, Ministry of Energy, Mines and Petroleum Resources, known as the Violet East Claim, Axe Property, Liard Mining Division, located in the Stikine region of northwestern British Columbia, Canada, approximately 118 miles (190 km) north of Stewart, British Columbia.  We originally acquired this mineral claim for a payment of $40,000 USD.  This claim was intentionally not renewed by us in 2009 due to the excessive challenges in undertaking exploration activities, the terrain and short exploration season.

-
On May 15, 2009, the Company entered into an Option Agreement with Trio Gold Corp (“Trio”), a company incorporated in the Province of Alberta, Canada. Trio had leased and granted the Company an option to purchase a 100% interest in 29 unpatented mining claims located in Nevada within the Carlin Gold Trend. On July 15, 2009, the parties agreed to amend the Option Agreement whereby we were granted a non-exclusive extension until October 15, 2009. While not formally extended further, the Option Agreement remained in effect until April 2010, at which time the Option Agreement was ended as the requisite terms had not been met.

-
On May 27, 2009, we entered into a joint venture and option agreement with Warrior Ventures Incorporated to acquire an interest in the McNeil Gold Property (the “Warrior Agreement”).  Warrior was the recorded and beneficial holder of a 100% un-divided interest in certain mining claims/property situated in McNeil and Robertson Townships located south-east of Timmins, Ontario. Under the terms of the joint venture/option agreement, the Company would earn a 40% interest in the McNeil Gold Property.  Subsequent to April 30, 2010, after a review of the prospect and upon being presented with an opportunity to acquire the Hotstone Property (as described below), which is our current mining exploration asset, we determined not to pursue the McNeil Gold Property, and the parties mutually agreed to the dissolution, termination and cancelation of joint venture/option agreement.

-
On November 6, 2009, we executed a Letter Of Intent to enter into a definitive Exploration Joint Venture with Lenagold Limited, holder of the prospecting license for a property in Ireland located in the North West of Ireland near the towns of Laghey and Ballintra, County Donegal.   The Company was unable to raise the required funds under the Letter of Intent, and a definitive Joint Venture Agreement was not entered into, resulting in dissolution of the Letter of Intent.

-
Subsequent to the period covered by this annual report, on October 6, 2010, we entered into an Option Agreement with David L. Gibson, an officer and director of our Company for the rights to acquire a 50% interest in Mr. Gibson’s 100% un-divided interest in certain mining claims/property(the “Hotstone”) situated in Greenlaw Township located south-east of Chapleau, Ontario.  We have paid $15,000 towards the initial cash payment on the Hotstone and we have funds in hand as of the date of this filing to pay the remaining $35,000 which will complete the initial cash payment required.

-
Subsequent to the period covered by this annual report, on October 30, 2010, effective November 1, 2010, we entered into an Option Agreement with Hans Peter Flueck to acquire a 50% interest in certain mining claims situated in the District of Acobambilla, Province of Huancavelica, Department of Huancavelica, in the Republic of Peru; approximately 200 km southeast of Lima.  The two (2) subject claims (“Santa Rita”) cover an area of 1200 hectares and are named: (i) Celeste No 3 (200 Hectares); and (ii) Nueva Santa Rita (1000 Hectares)

The claims are for metallic minerals giving the titleholder the right to explore and exploit metallic minerals within the bounds of the claims.  We have paid the initial $50,000 option payment on the Santa Rita.

We have substantial ongoing commitments in order to earn our 50% interest in the Hotstone and Santa Rita projects.  At this time we do not have sufficient funds to undertake our commitments on these projects.  While we have raised a total of $1,110,000 by way of loans and convertible loans, these monies are not sufficient for us to undertake the required exploration expenditures on either project.  We will have to raise additional capital to do so.  It is our intent to expend the first monies and commence exploration on Santa Rita.

We have limited finances and require additional funding in order to accomplish our exploration objectives.  There is no assurance that we will have revenues in the future or that we will be able to secure other funding necessary for our future growth and expansion.  There is also no assurance that our mineral exploration activities will produce commercially viable reserves.  Our efforts to extract minerals may be unprofitable.

We may seek relationships with other mineral exploration and development companies that will allow us to exploit idle and/or undeveloped resources.

BUSINESS OVERVIEW

We are an exploration stage company engaged in the identification, acquisition, and, where feasible, the exploration of mineral properties.  Our joint venture / option agreements entered into through to the end our fiscal year, as of the date of this report, have been terminated due to lack of feasibility or financial resources.  We have acquired options on two exploration projects subsequent to year end.

Santa Rita Prospect

Subsequent to our fiscal year end, on October 30, 2010 and effective November 1, 2010, we entered into a Mining Option Agreement with Hans Peter Flueck to acquire a 50% interest in certain mining claims situated in the District of Acobambilla, Province of Huancavelica, Department of Huancavelica, in the Republic of Peru; approximately 200 km southeast of Lima.

Required Payments on Santa Rita. In consideration of the grant of the Option, we are required to pay certain cash payments.   We must pay a $50,000 cash payment and issue a total of 1,000,000 shares upon execution of the agreement, a $100,000 cash payment on January 1, 2011, a $175,000 cash payment and issue a total of 2,000,000 shares on November 1, 2011, and a final cash payment of $175,000.00 and issue a total of 2,000,000 shares on November 1, 2012.

Maintenance of the Option. In order to maintain in force our option and to earn our 50% interest we must incur exploration expenditures in an aggregate amount of $3,000,000, with the first $1,500,000 expended on or before November 1, 2011 and an additional $1,500,000 on or before November 1, 2012. During the option period,  we are required to keep the Property in good standing by paying all taxes, assessments and other charges and by doing all other acts and things that may be necessary in that regard., which payments shall be made from the expenditures as detailed above.

If incurred expenditures are less than the required expenditures we must pay to the Optionor an amount equal to the difference between the required expenditures and the expenditures actually incurred. The payment is required to be made by certified cheque by the respective dates specified in order to maintain the Option, in addition to the payment of an administration fee equal to five (5) percent of the Shortfall Payment.

Upon the required cash and stock payments and the completion of the first year exploration program in the amount of $1,500,000, we will earn an irrevocable twenty-five percent (25%) interest in Santa Rita.

As of the date of this Prospectus, we have paid the initial $150,000 cash payment and are issuing the required 1,000,000 shares of common stock.

There is no assurance that we will be able to raise the funds required to earn our 50% interest in the Santa Rita property, nor is there any assurance that if we are able to raise such funds that further exploration of the Santa Rita property will result in the discovery of economically viable mineral reserves or generate any revenue.

Hotstone Prospect

Subsequent to our fiscal year end, on October 6, 2010, we entered into an Option Agreement (the “Hotstone Agreement”) to earn a 50% undivided interest in a gold exploration prospect, known as the Hotstone property.  Under the terms of the Hotstone Agreement, Coastal Pacific will issue 1,000,000 restricted shares of common stock and make cash payments of $100,000, with the first payment of $50,000 due within 60 days of entering into the Agreement, and the second payment due within six months of the date of the Hotstone Agreement.  Further, within six months of entering into the Hotstone Agreement, we will be required to fund a 1.5 million dollar exploration program on the property that is to take place within the first year of the Agreement, in order to earn our 50% interest.

This agreement was entered into with Mr. David L. Gibson, an officer and director of the Company.  Mr. Gibson abstained from voting on the acquisition.  As of the date of this filing we have paid $15,000 towards the $50,000 payment required to be made by December 6, 2010 and are issuing the required 1,000,000 shares of common stock.

There is no assurance that we will be able to raise the funds required to earn our 50% interest in the Hotstone property, nor is there any assurance that if we are able to raise such funds that further exploration of the Hotstone property will result in the discovery of economically viable mineral reserves or generate any revenue.

At the time of this report, we have no known reserves on our mineral claims.

At present, we do not hold any interest in any exploration reserve property that is in production.  Our visibility and potential success will require that we successfully explore, exploit and eventually generate revenue from mineral reserves underground.  There can be no assurance that such revenues will be obtained.  The exploration of mineral reserves generally involves a high risk over a long period of time, even with careful evaluation, experience and knowledge this long period may persist.

The exploration of mineral reserves are subject to all of the usual hazards and risks associated with mineral exploration, which could result in damage to life or property, environmental damage, and possible legal liability for any or all damages.

COMPETITION

The natural resource market is intensely competitive in all its phases, highly fragmented and subject to rapid change.  We will encounter strong competition from many other natural resource companies, including many that possess substantial financial resources, in acquiring economically desirable producing properties and exploratory drilling prospects, and in obtaining equipment and labor to operate and maintain the properties.  We may be unable to compete successfully with our existing competitors or with any new competitors.  We compete with many exploration companies which have significantly greater personnel, financial, managerial, and technical resources than we do.  This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

SEASONALITY

As the Hotstone Prospect is located in southeast Ontario, we are subject to the seasonality of the area and may not be able to gain access to the property during the winter months and we may have difficulty undertaking exploration activities during the spring months due to ground conditions.  We will conduct our exploration programs, weather permitting, when the ground is suitable for such activities.

The Santa Rita claims are accessible year round, although the rainy season which falls from September to April is usually accompanied with road wash-outs and lightning hazards.

MARKETING

As any mineral resources that we may be able to extract in the future are of a commodity nature, we do not anticipate the requirement for any particular marketing efforts.

INTELLECTUAL PROPERTY/CONTRACTS

We are not dependent upon any form of intellectual property or other license agreements.  Upon our commencing exploration programs, and ultimately production if we are successful in doing so, we will be entering into contracts at that juncture; however, these are not yet applicable.

REGULATION AND ENVIRONMENT MATTERS

Mineral resource exploration, production and related operations are subject to extensive rules and regulations of federal, provincial, and local agencies.  Failure to comply with these rules and regulations can result in substantial penalties.  Our cost of doing business may be affected by the regulatory burden on the mineral industry.  Although we intend to substantially comply with all applicable laws and regulations, when we begin our operations and exploration activities because these rules and regulations frequently are amended or interpreted, we cannot predict the future cost or impact of complying with these laws.

Environmental enforcement efforts with respect to mineral operations have increased over the years, and it is possible that regulations could expand and have a greater impact on future mineral exploration operations.  Although our management intends to comply with all legislation and/or actions of local, provincial, and federal governments, non-compliance with applicable regulatory requirements could subject us to penalties, fines and regulatory actions, the costs of which could harm our results of operations.  We cannot be sure that our proposed business operations will not violate environmental laws in the future.

Our operations and properties are subject to extensive federal, provincial and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health.  These laws and regulations may do any of the following: (i) require the acquisition of a permit or other authorization before exploration commences, (ii) restrict the types, quantities and concentration of various substances that can be released in the environment in connection with exploration activities, (iii) limit or prohibit mineral exploration on certain lands lying within wilderness, wetlands and other protected areas, (iv) require remedial measures to mitigate pollution from former operations and (v) impose substantial liabilities for pollution resulting from our proposed operations.

There are no costs to us at the present time in connection with compliance with environmental laws.  However, since we do anticipate engaging in natural resource projects, these costs could and likely will occur.  Costs could extend into the millions of dollars for which we could be liable.  Any significant liability could wipe out our assets and resources.

PROPERTY, PLANTS AND EQUIPMENT

Santa Rita Property

Location and Means of Access. The Santa Rita is situated in the District of Acobambilla, Province of Huancavelica, Department of Huancavelica in the Republic of Peru on the continent of South America; approximately 200km southeast of Lima.  The claims are centered on Universal Transverse Mercatator (“UTM”) coordinate system, Provisional South American Datum 1956 (“PSAD56”) zone 18L, 456480 meters East and 854570 meters North (Santa Rita) and 455500 meters East and 8559740 meters North (Celeste N°3); or geographic coordinate system 75°24’ 15” of west Longitude and 12°41’ 11” of south Latitude (Celeste N°2).  The Santa Rita property is comprised of two claims which cover an area of 1200 hectares located within the Central Cordillera of the Peruvian Andes in rugged terrain typical of the Andean highlands.  The elevation on the claims ranges between 4200 m to 4800 m above sea level.  The landscape includes steep weathered mountaintops emerging from the wide grassy valleys carved by glacial activity and covered by a thick layer of glacio-fluvial sediments.   Access to the claims is by road from the city of Lima.  There are two access routes:  (i) Lima-Huancayo-Huancavelica and (ii) Lima-Pisco-Huancavelica.  The best route is via the Central Highway to Huancayo.  This route is 300km long and takes about 5.5 hours by truck.  From Huancayo to the property, the route is 150km long on a maintained gravel road for the first 60 km and a drivable gravel road for the last 90 km.  The travel time to the property from Huancayo is about 5 hours.

Option Agreement. We have on option to acquire a 50% interest in the Santa Rita property from the current property owner who holds a 100% undivided interest in Santa Rita, which he acquired in 1996 from a prior owner.

In Peru mineral claims are applied for and awarded according to the grid-based system and are single claims for exploration and exploitation.  They can be granted for metallic or non-metallic minerals and no overlap between them is allowed.  The Santa Rita claims are for metallic minerals giving us the right to explore and exploit metallic minerals within the bounds of the claims, subject to the payment of annual fees established by Peruvian Mining Law.  In order to maintain the mineral claims in good standing, the holders must comply with the payment of a license fee equal to USD$3.00 per hectare per year.

Claim holders must reach an annual production of at least US$100 per hectare in gross sales within six (6) years from January 1st of the year following the date the title was granted.  If there is no production on the claim within that period, the claim holder must pay a penalty of USD$6.00 per hectare under the general regime.  From the 12th year onwards the penalty is equal to USD$20 per hectare under the general regime.   The claim holder is exempt from the penalty if exploration expenditures incurred during the previous year was ten (10) times the amount of the applicable penalty. Failure to pay the license fees or the penalty for two consecutive years will result in forfeiture of the mineral claims.  The optionor of the property has advised the Company that he is current with all of the required fees.

Mineral rights and surface rights in Peru are severed.  The surface rights are granted for an indefinite term and are freely transferable, in whole or in part, and can be optioned, leased, or given as collateral or mortgage, with no need for approval from any governmental agency.   There is no formal surface rights agreement with the Huitoco community at this time and we will be required to enter into such an agreement to progress our exploration on the Santa Rita.  According to Luc Pigeon the geologist that prepared the most current NI43-101 report on the property during October, 2009, based on his experience and discussions with the community president, the surface right agreement should be easily negotiated.   Mineral agreements (such as an option to acquire, a mining lease or transfer of a mineral claim) must be formalized through a deed  issued by a notary public and must be recorded with the Public Registry to create enforceability against third parties and the Peruvian State.  We have not yet recorded our option agreement.

Peru established a sliding scale mining royalty late in 2004.  Calculation of the royalty payable is made monthly and is based on the value of the concentrate sold (or its equivalent) using international metal prices as the base for establishing the value of metal.  The sliding scale is applied as follows: (i) first stage:  up to US$60 million annual value, the royalty is 1.0%; (ii) second stage:  in excess of US$60 million up to US$120 million annual value, the royalty is 2.0%; and (iii) third stage:  in excess of US$120 million annual value, the royalty is 3.0%. Should we produce metals from the Santa Rita we will be required to pay these royalties.

Previous Operations. The Optionor of Santa Rita purchased the claims from a Mr. Limaco in 1996.  The Santa Rita has a very limited history of previous exploration and mining which is mostly based on word of mouth.  The adits and galleries developed on the Humaspunco Mountain vein system are pre-1983 and were likely executed by Compania Minera el Altiplano S.A.  No systematic mapping or geological exploration has been done on the property.  However, several geologists have visited and briefly studied the property’s geology.  Zegarra (1983) produced summary geological maps and collected 48 samples.  Salinas (1997) collected 14 samples and Pasminco (2000) took 40 samples.  All the geologists report silver-rich polymetallic mineralization associated with barite veining.

Present Operations. The Santa Rita Property has no known reserves and the proposed program will be an exploration program. We have not undertaken any work on the property having acquired the claims on November 1, 2010.    We have contracted Luc Pigeon to prepare an exploration program on the property and David Gibson and Richard Walker have been reviewing and finalizing the proposed work program. The total work program as presented and approved by the Board of Directors requires expenditures of approximately $758,000.  While the Company does not currently have sufficient funds to fund the entire program it has segregated a portion of its current funds available and will undertake a portion of the program which is expected to be approximately $150,000 and will define potential drilling targets should we have sufficient funds to undertake the entire work program approved.

Rock Formations and Mineralization.  Four formations and one group outcrop within the property: (i) lower-Cretaceous Chulec-Pariatambo Formation; (ii) mid-creataceous Jumasha Formation limestones;  (iii) upper Cretaceous Caspalca Formation redbeds;   (iv) Tertiary-Eocene Sacsaquero Group volcanic extrusive rocks; and     (v)Tertiary-Oligoncene Castrovirreyna Formation pyroclastic rocks.

Following is a brief description of these rock formations:
Chulec-Pariatamb. The Chulec-Pariatambo Formation is composed of gray massive limestone similar to the Jumasha Formation; however it is more thinly bedded compared to the latter.  It outcrops near Chilicocha Lake and is also more extensively exposed at higher altitudes northeast of the lake.

Jumasha. The Jumasha Formation comprises a massive to thick-bedded sequence of limestone inter-bedded with minor dolomites.  The Jumasha Formation is an important formation in central Peru where it hosts skarn deposits.  More than ¾ of the Antamina exoscarn is hosted within this Formation (Love et al., 2004).  The Jumasha Formation strikes 290-300 and dips 25 towards the southwest.

Casapalca. The Caspalca Formation which outcrops sourth of the road leading to the property comprises continental siliciclastic redbeds mostly composed of medium to coarse-grained red-colored arenites.  Calcareous conglomerate beds are also interbedded within this formation.

Sacsaquero Group. The Sacsaquero Group is a thick volcano sedimentary sequence comprised of andesitic flows inter-bedded with welded tuff and reworked volcanic material.  It is also interbedded with arenite, calcareous siltstone and laucustrine limestone.

Castrovirreyna Formation. The Castrovirreyna Formation is a pseudo-stratification of explosive breccias, agglomerates and lapilli tuffs, concordantly overlying the Sacsaquero Formation and occupying the higher elevations (Mann, 1997).

Mineralization. Mineralization on the property is associated with sub-vertical barite, galena and sphalerite veins and breccias.  The mineralizing fluids also have infiltrated a 1-2m thick permeable bed within the limestone sequence forming manto-type mineralization containing high grade zones near the vein/breccias intersections and irregularly distributed high grade bodies within the mineralized bed.  An alteration halo with disseminated mineralization surrounds the high grade mineralization.

The mineralization occurs with the Jumasha Formation on the west limb of an important anticlinal structure striking northwest which exposes the lower-Cretaceous Chulec-Pariatambo limestones west od Chilicocha Lake.  Normal faults parallel to the fold axis have developed on both limbs producing the rugged topography observed in the area.  Transversal northeast-striking normal faults have also formed in response to the intense folding and faulting.

The Santa Rita property’s geological setting (limestone, major structures such as an anticline and normal faults) is favorable for several types of intrusion-related hydrothermal deposits such as vein, manto and skarn deposit types.  The property appears to hold both vein and manto deposit types; however skarn mineralization in the Jumasha, Chulec and Pariatambo Formations limestone is also a possibility if a felsic body was intruded nearby (1-2km).  These deposit types belong to a continuum of genetically related deposits which includes many individual occurrences with mixed characteristics.

Hotstone Property

Location and Means of Access. The Hotstone property is comprised of a 5 claim unit totaling approximately 120 hectares within the Greenlaw Township, located 50 km southeast of Chapleau, Ontario, and 130 km west-southwest of Timmins, Ontario, Canada.  The Hotstone property is located in the Swayze Greenstone Belt, which is an extension of the well known Abitibi Greenstone Belt - home of producing gold camps such as Kirkland Lake, Matachewan, Porcupine (Timmins) and the emerging West Porcupine Gold Mining Camp. The property is accessible by a gravel road running to the property.

Option Agreement. We have on option to acquire a 50% interest in the Hotstone property from the current property owner who holds a 100% undivided interest in Hotstone. Land in Ontario, Canada, is comprised of both publicly and privately held title.  Privately held title may include both surface and mineral rights on a fee-simple basis, or may be severed so that title to the surface rights is held by one owner and title to the mineral rights is held by a separate owner.  Publicly held lands typically comprise title to the mineral rights of a given tract of land and are administered by the Government of Ontario, Ministry of Northern Development, Mines and Forestry (www.mndm.gov.on.ca).  These mineral rights are typically acquired by the process of claim staking that confers the right to explore and exploit minerals to the individual or corporate staker.  Where the mineral rights are held by one entity and the surface rights by another, an agreement with the surface rights holder, containing provisions relating to such terms as access and damage compensation, is typically secured prior to commencement of exploration activities.

Previous Operations. Our valuation of the Hotstone claims and our decision to enter into the Hotstone Agreement was based on publicly accessible information on the history of the various claims and management’s analysis of that information relative to the future prospects of the property.  The Hotstone claims hold the potential for gold and base metals deposits.  Numerous historical gold showings, new discoveries and geophysical and geochemical anomalies outlined by groundwork programs conducted in the area by Warrior Ventures Incorporated, the Ontario Geological Survey (OGS), and Geological Survey of Canada (GSC), speak to the property’s potential.  To date, the property development has included geophysics, geochemistry, surveying and drilling.  Further detail on previous operations is supplied below:

-	In 1941 V.B. Meen reported free gold in a trench within the highly altered carbonate zone.
-
In 1942, a Cobalt prospector by the name of Kenty performed extensive trenching and gold panning on quartz veins within the large carbonate zone on mining claims S34780, S34720, S36208 and S36346. Some 50 trenches were completed with gold in quartz veins returning values as high as 3.14 oz/ton across widths of 0.6 meters. The carbonatized host rock generally gave values of less than 0.5 oz/ton.

-	The Kenty brothers were noted for the discovery of many gold showings in the Swayze greenstone belt, notably the Kenty Mines in near-by Swayze Township that had assays up to 117 oz/ton Au.
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In 1946 Hotstone Minerals Limited conducted further trenching and drilled 26 EX diamond core holes on the Hotstone Gold Property and reported one drill hole of 4.1 feet at .26 oz/ton and .47 oz/ton in sludge over 30 feet. The exact location of the hole on the property is unknown due to incomplete records/reports submitted by the company.

-
During 1983 Kirkland Resources Incorporated /International Rhodes merged their land holdings in the Hotstone Lake area and explored with Noranda as the operator. The latter company completed extensive geological mapping, humus and soil sampling, as well as detailed trenching, surface channel sampling, and eight diamond drill holes (1022m) to test the carbonate shear zone for its economic gold potential. Drilling yielded high but erratic gold values (as high as 0.23 oz/ton across 1.4 meters).

-
In 1994 B. McDonough completed magnetic-VLF surveys, mapping, rock sampling and trenching in an effort to investigate the extent of the Hotstone Lake carbonate zone and to locate the source of the high-grade quartz boulders.

-
In 1997 Orezone Resources Inc. conducted a property visit and took samples of the high-grade pits and the shear/alteration zone. Anomalous gold values can be found throughout the alteration zone, with the best assays from the high-grade pits of up to 24,157 ppb Au over 40 cm.

-
In 1998 D. Gibson performed grid construction and conducted magnetic and E.M. surveys. From the surveys numerous magnetic anomalies, magnetic lows, were outlined along with a large Fraser Filter V.L.F. anomaly. The Fraser Filter E.M. anomaly can be traced for 1200 meters on the property and has been found to be coincidental with the location of the porphyry unit drilled by Noranda.

-
In 2006, D. Gibson performed Magnetic, Gravity and Soil Geochemical Surveys within the Hotstone Gold Property to further identify the gold bearing structures. From the Exploration Program and number of gold in soil geochemical trends were outlined coincidental with gravity anomalies. Gold within the Hotstone Gold Property is found within a large quartz-carbonate fuchsite alteration zone, which spans the extent of the property from the east to the west. The alteration zone can be traced for over 1600 meters across the Hotstone Gold Property, and was stripped on Hotstone Gold Property for 600 meters by Noranda in the early 1980’s. Anomalous gold values can be found throughout the alteration zone, with the best assays from quartz lenses, veins and the high-grade pits. A number of quartz veins and lenses found within the shear zone carry high gold values. Lenses within the shear zone vary in size from 8 feet long and 2 feet wide to 200 feet long and 4 feet wide with high erratic gold values. Two high-grade pits exist on a large quartz vein within the alteration zone where samples of up to 7 oz/ton Au have been reported. In 1997 Orezone Resource Inc. obtained samples of 24,157 ppb over 40 cm from the high-grade vein.

-
Within the Hotstone Gold Property there exists a large porphyry unit, which is coincidental with the alteration zone and a Fraser Filter E.M. anomaly.  This anomaly runs the near extent of the Hotstone Gold Property, 1200 meters, and is also associated with a drill hole put down by Noranda in the 1980’s, which intersected 100 feet of well-mineralized quartz-feldspar porphyry. Drill logs exist yet Noranda,  based on a common practice by the company at the time, never published assay values.

Present Operations. The Hotstone Property has no known reserves and the proposed program will be an exploration program. We have not undertaken any work on the property having acquired the claims on October 6, 2010.    Our Vice-President of Exploration, David Gibson, will be preparing a proposed initial exploration program on the Hotstone which we expect to which was expected prior December 31, 2010.  However, due to the extension of the requirement for the work program to be completed in 2011 and the fact that we currently do not have sufficient capital to complete any proposed work program, the budgets will be prepared if and when the Company has funds for this property.

Rock Formations and Mineralization
Formations and Mineralization. The Hotstone Gold Property is found within the Swayze Greenstone Belt, an extension of the Abitibi Greenstone Belt and the western extent of the Cadillac Larder Lake Break; both of which have accounted for significant amounts of gold production in the past and present.  The regional geology has been described by Jackson and Fyon (1991), Heather (1993), Heather and van Breemen (1994), Heather, Shore and van Breemen (1995 and 1996).

The Swayze Greenstone Belt is Neoarchean of 2.8 - 2.6 Ga supracrustal sequence, bounded by the Kenogamissi Batholith to the east, by the Ramsay - Algoma gneissic complex to the south and the Kapuskasing granulite terrain to the west. Thin partitions of supracrustal rocks connect the Swayze Greenstone Belt to the Abitibi Greenstone Belt in the east.   The southern part of the Swayze greenstone belt, south of Coppell, Newton and Dale townships, can be subdivided into five main assemblages (after Jackson and Fyon, 1991).  These assemblages are: Garnet - Tooms, Hong Kong, Marion, Halcrow-Swayze and Ridout.  Of the most regional significance to the Greenlaw Gold Property are the Garnet-Tooms, Halcrow-Swayze and Ridout assemblages.  The Garnet-Tooms assemblage underlies much of Tooms and southern Greenlaw townships. It lies between the Ridout assemblage to the north and a unit of oxide facies iron formation, which forms the top of the Hong Kong assemblage to the south. The main rock units within this assemblage are tholeiitic basalt, intermediate to felsic calc-alkalic flows and komatiitic flows with minor oxide facies iron formation. The basaltic rocks are often cut by coarser grained dioritic to gabbroic phases which may be intrusions or coarse flows. Generally, the massive to pillowed tholeiitic basalts form the base of the assemblage and the upper part consists of calc-alkalic feldspar porphyritic basalts and andesites.  Rocks comprising the Ridout assemblage consist of turbidites, arkose and conglomerates with minor interbeded units of metavolcanics and iron formation. The conglomerates contain pebbles of chert, quartz veins, basalts, andesite, porphyritics, rhyolites and jasper fragments. Parts of Tooms, Greenlaw and Garnet townships are underlain by the Ridout assemblages in the western portion of the south Swayze Greenstone Belt. It is believed that the Ridout assemblage is temporally and tectonically related to the Temiskaming assemblage of the Kirkland Lake area.  The Halcrow-Swayze assemblage is the most regionally extensive group of lithologies in the southern Swayze Greenstone Belt, underlying the southern parts of Halcrow, Denyes, Swayze, Dore and Heenan townships and much of Garnet and Benton townships. The primary lithologies comprising this assemblage are komatiitic flows, tholeiitic basalt and intermediate to felsic calc-alkalic volcanics interlayered with oxide facies iron formation. The komatiitic to tholeiitic phases tend to occur along the margins of the assemblage with intermediate to felsic rocks occupying the core (ie. in Denyes and Swayze Townships).  Carbonatite-associated rare earths and industrial minerals are present west of the Swayze Greenstone Belt associated with Kapuskasing Structural Zone.  Gold mineralization in Swayze Greenstone Belt is typically found in quartzlode variety generally accompanied by shearing, fracturing and associated sulphide mineralization and carbonatization. Sulphides often and typically include pyrite along with pyrrhotite, chalcopyrite, galena and sphalerite.  Gold is present in a wide variety of lithological and structural sequences.

Corporate Operations. All corporate operations are undertaken from the home office of our President, in Alberta, Canada.  The fees for rent, telephone and management are all inclusive in the management fee paid to Ox Financial Corp., the company which provides services under a management contract and is owed by our President.  As of the date of this filing, the Company is negotiating on 2,500 sq ft of office and warehouse space in Calgary, Alberta Canada which would become the corporate headquarters and provide space for the management,, consulting geologists and for samples from the exploration programs.   No final agreements have yet been reached but it is expected this space will cost the Company approximately $3,000 per month.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Certain statements contained in this Prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, our directors or officers, primarily with respect to our future operating performance and other statements contained herein regarding matters that are not historical facts, but are “forward-looking” statements.  Future filings with the SEC, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made.  We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Unless otherwise stated, all amounts shown in this “Operating and Financial Review” section of this Prospectus are in Canadian Dollars.

PLAN OF OPERATIONS

RESULTS OF OPERATIONS FOR FISCAL YEARS ENDED APRIL 30, 2010, 2009 and 2008.

From formation on March 27, 2007, we have concentrated on formative activities, entering into option / joint venture agreements, and actively evaluating other prospects for expanding our portfolio of agreements.

Net losses for the period ending April 30, 2010 were $210,191 (2009 - $140,425; 2008 - $98,796) and relate mainly to consulting and management fees for fiscal 2010 of $136,281 (2009 - $99,877; 2008 - $70,292).  The increase in fees resulted in part from mineral claims acquisition costs of $47,000 being incurred during the year, as compared to minimal amounts in prior years.  These costs were associated with the issuance of 250,000 shares under the Warrior option agreement, and 300,000 shares issued in relation to the extension of the Trio option agreement.  Other costs were related to us entering into a 2 year Management Services Agreement with Ox Financial Corp. in November 2008.  Within the terms of the Agreement, Ox Financial is to provide management services to us for a monthly fee of $10,000 per month, plus all reasonable out of pocket expenses and third party costs incurred by the Manager in the normal course of business.

There have been no material foreign currency translation adjustments since our inception.

We did not earn any revenues during fiscal years 2010, 2009 or 2008.  We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties.  We can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral properties.

LIQUIDITY AND CAPITAL RESOURCES

At April 30, 2010, our total current assets of $2,108 (2009 - $3,702) were less than our current liabilities of $269,729 (2009 - $108,132).  The increase in our liabilities from fiscal 2009 to fiscal 2010 was mainly due to an increase in the accounts payable due to a related party from $50,000 in fiscal 2000 to $170,612 in fiscal 2010.

Subsequent to our year end, on June 15, 2010, we entered into debt settlement agreements to settle a total of US$267,804 of Company debt by way of the issuance of a total of 133,901,985 shares of common stock of the Company at a deemed price of US$0.005 per common share.

Included in the debt settlements, we settled with Ox Financial Corp., a company controlled by one of our directors and officers and issued a total of 92,206,960 shares of our common stock to Ox Financial Corp. to settle US$184,414 of debt at US$0.005 per share.

We will be required to raise a minimum of $3,360,000 over the next twelve months to meet all of our cash requirements.

We cannot accurately state at this time whether we will be required to purchase any plant or equipment or have any significant changes in the number of employees, as at this time these requirements would ensue from positive outcomes of the exploration programs on our two mineral properties.  We however do not anticipate making any such purchases or hiring any employees until such time as it has undertaken the required exploration programs and results indicate the need to do so.

We expect to continue to incur losses for the foreseeable future and there can be no assurance that we will achieve or maintain revenues or profitability, or establish or sustain future growth.

Our financial statements are reported in U.S. GAAP, however, despite the requirements, all of our business operations may be conducted in Canadian dollars and therefore our financial statements and the information in this report is presented in Canadian dollars unless otherwise stated.  We have provided a summary regarding historical exchange rates between these currencies in the introductory section of this report.

TREND FORMATION

We are an exploration stage company with an objective of acquiring, exploring, and if warranted and feasible in the future, developing natural resource properties.  Our primary focus in the natural resource sector is gold and silver.

To take a resource property that hosts a viable ore deposit into mining production, takes a considerable amount of time and money, and the subsequent return on investment for our stockholders would likely be long-term.  We would consider, if beneficial to do so and viable under then existing agreements, selling any ore bodies that may be proven to be of merit to a major mining company.  Most major mining companies obtain their ore reserves through the purchase of ore bodies found by junior exploration companies.  Although these major mining companies do some exploration work themselves, many of them rely on the junior resource exploration companies to provide them with future deposits for them to mine.  By selling a deposit found by us and/or our partners to these major mining companies, it would provide an immediate return to our stockholders without the long time frame and cost of putting a mine into operation ourselves, and would also provide capital for us to continue operations.

The search for valuable natural resources as a business is extremely risky.  We can provide investors with no assurance that the Hotstone Prospect in Ontario, Canada or the Santa Rita Prospect in Peru, contain commercially exploitable reserves.  Exploration for natural reserves is a speculative venture involving substantial risk.  Few properties that are explored develop into producing commercially feasible reserves.  Problems such as unusual or unexpected formations, and other conditions, are involved in mineral exploration and often result in unsuccessful exploration efforts.  In such a case, we would be unable to complete our business plan and any money spent on exploration would be lost.

Our annual operating results are likely to fluctuate significantly in the future as a result of numerous factors, including and not limited to: (i) the availability of adequate financing; (ii) our ability to develop an organization infrastructure and effective management systems; (iii) the success of our exploration and development programs; (iv) the adoption of new disclosure and/or corporate governance requirements associated with the maintenance of our status as a publicly reporting issuer; (v) potential lawsuits involving our exploration activities or other matters; and (vi) fluctuations in commodity prices.

We do not believe that inflation has had a material effect on our business at this time.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements as of the date of this Prospectus.

CONTRACTUAL OBLIGATIONS

As at April 30, 2010, we were a party to a Loan Agreement dated April 27th, 2007, between 961266 Alberta Inc., a stockholder of the Company, as Lender, and Coastal Pacific Mining Corp., as Debtor, where the Lender provided us with $125,000 (the “Principal Sum”) on the terms and conditions that we repay the Principal Sum, together with interest or on so much as from time to time remains unpaid, at the rate of 10% per annum (the “Interest Rate”), calculated as well after as before maturity, default or judgment, until the principal sum and interest is paid.  An amount of $12,400 of the debt was repaid by way of direction from the lender to apply against certain share subscriptions, together with additional payments made in fiscal 2009.  The total amount outstanding, including accrued interest, as at April 30, 2010 was $46,249.  Subsequent to April 30, 2010, on June 15, 2010, the loan was settled by way of shares for debt and there is no further obligation to the lender.

On November 1, 2008 we entered into a management service agreement with Ox Financial Corp. (the “Ox Agreement”) for $10,000 per month.   Ox Financial Corp. is a company controlled by a stockholder, director and officer of the Company.  The term of this Agreement is for a period of two years from November 1, 2008.  Subsequent to our year end, we entered into a debt settlement agreement with Ox Financial Corp. and settled $190,000 by way of the issuance of shares of common stock.   The contract with the Company has been verbally extended to expire November, 2012 at the same $10,000 per month.   The Company expects to finalize a formal agreement with Ox Financial Corp. prior to its fiscal year end of April 30, 2011.

On October 6, 2010, we entered into a commitment in respect to the Hotstone Property, with David L. Gibson, the optioner, whereby we are required to fund a total of $1,600,000 of which $1,500,000 is by way of exploration costs, which needs to be raised by April 6, 2011, and utilized on an approved exploration program by October 6, 2011, and $100,000 payable to the optionor, with $50,000 due by December 6, 2010, which amount has been paid,  and $50,000 due by April 6, 2011, in order to earn our 50% interest. 1,000,000 shares of our common stock were issued pursuant to this agreement.  Mr. Gibson is an officer and director of the Company.  We have not included this contractual obligation in the table below as it was entered into subsequent to the Company’s fiscal year end reported in this Prospectus.

Effective November 1, 2010, we entered into an option agreement with respect to the Santa Rita property with Mr. Flueck, whereby we are required to fund a total of $500,000 in cash payments, of which $100,000 has been paid as of the date of this filing.  Further cash payments are required to be paid as follows: $175,000 by November 1, 2011 and $175,000 by November 1, 2012. Further we are required to raise a total of $3,000,000 for work programs on the Santa Rita property.  We have not included this contractual obligation in the table below as it was entered into subsequent to the Company’s fiscal year end reported in this Prospectus.

DISCLOSURE OF CONTRACTUAL OBLIGATIONS, as at April 30, 2010

	Payments Due by Period
Contractual Obligations	Total $	Less than 1 year $	1-3 years $	3-5 years $	More than 5 years $
Short-term Debt – related party (1), (2)	46,249	46,249	0	0	0
Management Service Contract – related party (3), (4)	230,000	230,000	0	0	0
Total	216,249	216,249	0	0	0
(1) Balance as at April 30, 2010, with interest accruing at a rate of 10% per annum until principal and accrued interest paid in full.
(2) This amount and additional accrued interest were settled by the issuance of common stock subsequent to our fiscal year end.
(3) These amounts are the amounts owing under the Ox Financial contract, which expires on November 1, 2010.
(4) Subsequent to year end a total of $190,000 was settled pursuant to debt settlement agreements, leaving $40,000 due and owing under the contract.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

DIRECTORS AND SENIOR MANAGEMENT
All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal. Our directors and executive officers, their ages and positions held are as follows:

Name	Position	Date Elected
Joseph Bucci 927 Drury Avenue NE Calgary, AB T2E 0M3	Director	June 15, 2010
Joseph Bucci 927 Drury Avenue NE Calgary, AB T2E 0M3	Chief Executive Officer, President, Secretary	August 26, 2010
David Gibson 258 Mount Douglas Circle SE Calgary, AB T2Z 3N9	Director	August 27, 2010
David Gibson 258 Mount Douglas Circle SE Calgary, AB T2Z 3N9	Vice-President Exploration	August 27, 2010
Richard Thomas Walker 2601 42nd Avenue South Cranbrook, BC V1C 7H3	Director	January 20, 2011

Business Experience

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed, and including other directorships held in reporting companies.

Joseph Bucci

Mr. Bucci is a self-employed corporate business consultant with Ox Financial Corp., a company involved in mining management operations amongst other activities.  Mr. Bucci has been with Ox Financial Corp. for the past five years.  He has sat on the board of directors of several public reporting issuers in the past, with this being Mr. Bucci’s only current board position.  Mr. Bucci has provided consulting services to the Company through Ox Financial Corp.

David L. Gibson

Mr. David Gibson studied engineering at the University of Windsor with a minor in geology and geophysics, and was a graduate of Georgian College in Business Administration Marketing.  He brings over 25 years of mineral exploration experience and mining acumen with strong business and management skills. Mr. Gibson began his career in the mining industry in 1982 working in the northern mining districts of Ontario and Quebec, performing geophysical and geochemical surveys for junior and major mining companies.  In 1989, he founded Gibson and Associates Services Company, a successful business to date, originally to provide exploration services, and today includes geomatics, geophysics and geochemistry services to the mining, oil and gas, and environmental industries. In 1998, Mr. Gibson was a founding member of Diatreme Explorations, which was rolled into Mantis Minerals Corporation (MINE.CNQ) in 2007.

His additional achievements include collaboration with the Ontario Geological Survey and the Geological Survey of Canada investigating the circular vegetative phenomenon found in the James Bay Lowlands of Ontario, and he was published for his contribution.  Throughout his career, Mr. Gibson performed contract field services for junior companies such as Actuate Resources, Temex Resources, and Avalon Ventures.  The major mining companies he contracted to included Noranda, Inco, Cameco, and Goldcorp.  Mr. Gibson provided advanced exploration and technical consulting services of geomatics, geophysics, geochemistry and geotechnical design, implementation, and management for mineral projects including gold, diamonds, base metals, and platinum group elements.

Mr. Rick Walker, B.Sc, M.Sc., P.Geo.

Mr. Walker has been the President of Dynamic Exploration Ltd., since 1996 and is an experienced consulting geologist with extensive field experience and proven organizational / management ability, having completed contracts with the Department of Indian and Northern Affairs (NWT) and the Geological Survey of Canada, as well as considerable experience with junior to major resources companies active in Canada, the US and South America.  Mr. Walker has managed exploration programs for a diverse suite of possible commodities in a wide variety of settings. Experience in exploration programs for precious metals (predominantly gold), base metals (copper, lead, molybdenum and zinc), as well as industrial minerals (graphite, mica, dimension stone).  Additional major qualifications include:

•	Qualified Person under National Instrument 43-101
•	M.Sc. in geology with an emphasis in Structural Geology (1989)
•	Professional geologist registered with APEGBC (P.Geo.)
•	Over twenty years geological mapping experience in BC, AB, NWT, YT, NB, Montana and Brazil
•	Industry member of committee to develop first edition of B.C.’s Mineral Exploration Code
•	Past-President of the East Kootenay Chamber of Mines (EKCM) 1994 - 2006
•	Director of the BC and Yukon Chamber of Mines (now AMEBC) February, 1999 - 2004
•	Fellow of the Society of Economic Geologists (SEG)

We currently have two officers and three directors, and have no employees upon whose work we are dependent.  There are no family relationships among our officers, directors, or persons nominated for such positions.  We have no arrangements or understandings with any major shareholder, customer, supplier, or others, upon our officer and director being selected.

We are not aware of any material legal proceedings that have occurred within the past five years concerning any director, officer, director nominee, or control person which involved a criminal conviction, a pending criminal proceeding, a pending or concluded administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.

COMPENSATION

None of our officers or directors have received or earned any compensation or bonus for services rendered as directors and officers for the fiscal year 2010. Mr. Bucci did not become an officer or director of the company until after the end of the fiscal year.  Mr. Bucci is not, as of the date of this report, receiving compensation for his officer roles, on top of the compensation received through the consulting agreement with Ox Financial, as is disclosed above.  Mr. Gibson is also not, as of the date of this report, receiving compensation for his role as officer or director.  Mr. Gibson will receive $100,000 in total, upon payment by the Company of amounts owing under the Hotstone Option Agreement, the first payment of $50,000 which has been paid as of the date of this filing, and the remainder is due on April 6, 2011.

During fiscal 2010, we did not maintain key-man life insurance for any of our executive officers or directors, nor any long-term compensation plans, stock option plans, profit sharing plans.  Nor did we set aside or accrued any amounts to provide pension, retirement, or similar benefits.

No arrangements are presently in place regarding compensation to directors for their services as directors or for committee participation or special assignments.

BOARD PRACTICES

The directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected.  Executive officers serve at the discretion of the Board of Directors.

We have a management services contract with Ox Financial Corp., a company owned by one of our directors and officers, Joseph Bucci.  Under the terms of the contract, Ox Financial Corp. is paid $10,000 per month and the contract will expire two years from November 2010.

The Board of Directors has not yet formed any committees, including an audit committee.

SHARE OWNERSHIP

Below is the share ownership of our officers and directors, as at February 25, 2011.

Beneficial Owner	Shares	Percent of total issued (1)
Joseph Bucci (indirectly owned through Ox Financial)(2)	92,206,960	40.66%
David Gibson	1,000,000	0.004%
Richard Walker	0	0%
All executive officers and directors as a group (3 persons)	93,206,960	40.664%

(1)	Based on 226,776,985 common shares issued and outstanding on February 24, 2011.
(2)	Mr. Joseph Bucci is the sole owner of Ox Financial and as such has the sole voting and dispositive power over the shares owned by that entity.

On June 10, 2009, the Board of Directors, approved the Company’s 2009 stock option plan, which contemplates the issuance of up to 5,000,000 shares of the Company’s common stock in the form of stock options to our directors, officers, employees and/or consultants, with the option prices, vesting and other terms to be determined upon grant by the administrator(s) thereof.  As of the filing of this Prospectus, there are no outstanding issuances under the plan.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

MAJOR SHAREHOLDERS

The following table sets forth certain information, as of February 25, 2011, concerning the ownership of our common shares by each person who, to the best of our knowledge, beneficially owned on that date more than 5% of our outstanding common shares.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  In accordance with SEC rules, shares of common shares issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days following the date of the information in this table are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant.  Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge, each person listed is believed to have sole voting and investment power with respect to all shares of common shares owned by such person.

Beneficial Owner	Common Shares	Percent of total issued (1)
Ox Financial Corp.(2)	92,206,960	40.66%

(1)	Based on 226,776,985 common shares issued and outstanding on February 24, 2011.
(2)	Mr. Joseph Bucci is the sole owner of Ox Financial and as such has the sole voting and dispositive power over the shares owned by that entity.

On June 16, 2010, we entered into a debt settlement agreement with Ox Financial Corp.  Pursuant to the settlement of debt, we issued a total of 92,206,960 shares of the Company to Ox Financial Corp. to settle US$184,413.92 of debt.  This settlement to Ox Financial Corp. resulted in a change in our control, whereby Ox Financial Corp. owns a total of 41.02% of our total issued and outstanding share.  Mr. Bucci, one of our directors and officers and is the sole shareholder of Ox Financial Corp.

Prior to this issuance to Ox Financial, 961266 Alberta Inc. was the controlling shareholder, holding a total 51.4% of the ownership.   Subsequent to the issuance, and inclusive of other debt settlements which occurred at the same time which in aggregate amounted to 133,901,985 shares, 961266 Alberta Inc. was diluted to holding 20.6% of the issued and outstanding common shares issued and outstanding.   As of June 25, 2010, 961266 Alberta Inc. held no shares of the Company.

Our major stockholders do not have voting rights that differ from the other holders of shares of our common shares.

As at February 25, 2011, we are not able to determine any registered holders of our common stock in the host country.

There are no arrangements in place that are known to us which may at a subsequent date result in a change in our control.

RELATED PARTY TRANSACTIONS

No director or senior officer, and no associate or affiliate of the foregoing persons, and no insider has or has had any material interest, direct or indirect, in any transactions, or in any other proposed transaction during the years ended April 30, 2010, and up to and including the filing of this annual report, except as noted below.

On March 27, 2007, we entered into a loan agreement with 961266 Alberta Inc. (the “Lender”), a controlling stockholder of the Company, for $125,000.  The term of the loan was for 24 months, with interest to accrue over the term of the loan at a rate of 10% per annum, payable in full on March 27, 2009.  Subsequent to April 30, 2007, the Company received instructions from the Lender to convert a total of $12,400 in loan proceeds to share subscriptions for a total of 12,400,000 shares of the Company’s common stock at $0.001 per share.  The company repaid an amount of $90,000 to reduce the principal amount and the accrued interest in fiscal year 2009.  During the fiscal year ended April 30, 2010, the Company did not make any cash payments, leaving the amount of $46,249 (2009 - $42,181) including unpaid accrued interest of $5,572 (2009 - $1,505) on the balance sheet – short term loan – related parties.  The parties to the agreement had verbally agreed to extend repayment of the remaining principal and accrued interest until such time as the Company had additional funds available.  Interest continued to accrue at the contracted rate, and the Lender did not surrender any rights under the original loan agreement by virtue of extending the repayment.  All outstanding amounts under this loan agreement were settled by way of a debt settlement subsequent to our fiscal year end.

On November 1, 2008 we entered into a management service agreement with Ox Financial Corp. for $10,000 per month.   Ox Financial Corp. is a company controlled by a controlling stockholder, director and officer of the Company.  The term of this Agreement is for a period of two years from November 1, 2008.  Subsequent to our year end, on June 15, 2010, we entered into a debt settlement agreement with Ox Financial Corp. and settled $190,000, representing amounts accrued under the contract to that date, by way of the issuance of shares of common stock.   The contract with the Company has been verbally extended and will expire on November 1, 2012.

As at April 30, 2009, we had an outstanding loan in the amount of $4,914 from Ox Financial Corp., a company controlled by one of our stockholders, which amount is unsecured and non-interest bearing with no specific terms of repayment.  The proceeds from this loan were used for our working capital.  During the fiscal year ended April 30, 2010, the Company repaid an amount of $4,570, leaving the amount of $344.  The stockholder was appointed to our Board of Directors on June 16, 2010 and as an officer on August 26, 2010.

Subsequently on June 16, 2010, we paid in full both the above short term loans due to related parties through debt settlement agreements by issuing shares of common stock.

Subsequent to our year end, on October 6, 2010, we entered into a commitment in respect to the Hotstone Property, with David L. Gibson, the optioner, whereby we are required to fund a total of $1,600,000 of which $1,500,000 is by way of exploration costs, which needs to be raised by April 6, 2011, and utilized on an approved exploration program by October 6, 2011, and $100,000 payable to the optionor, with $50,000 due by December 6, 2010, and $50,000 due by April 6, 2011, in order to earn our 50% interest. 1,000,000 shares of our common stock were also payable upon the signing of the agreement.

As of the date of this filing we have paid the $50,000 payment required and we have issued 1,000,000 shares of our common stock.  On March 18, 2011, we reached agreement with Mr. David L. Gibson to pay the required $50,000 remaining April 6, 2011 payment subject to Mr. Gibson extending the required $1,500,000 work program of October 6, 2011 to December 15, 2012.   We have not yet paid the $50,000 but we intend to pay that amount on or before April 6, 2011 subject to getting an executed extension agreement from Mr. Gibson.

INTERESTS OF EXPERTS AND COUNSEL

Gersten Savage, LLP  has assisted us in the preparation of this Prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and Offering of the common stock. Gersten Savage, LLP has consented to being named as an expert in our registration statement, of which this Prospectus forms a part.  The consent has been filed as an exhibit to the registration statement.

Our Canadian legal adviser is W.L. Macdonald Law Corporation who has issued the legal opinion related to this Offering.   W.L. Macdonald Law Corporation has consented to being named as an expert in our registration statement of which this Prospectus forms a part.   The consent has been filed as an exhibit to the registration statement.

Child, Van Wagoner & Bradshaw, PLLC, our independent registered public accounting firm, has audited our financial statements included in this Prospectus and registration statement to the extent and for the periods set forth in their audit reports.  Child, Van Wagoner & Bradshaw, PLLC has presented its report with respect to our audited financial statements.  The report of Child, Van Wagoner & Bradshaw, PLLC is included in reliance upon their authority as experts in accounting and auditing.  Their consent to being named as Experts is filed as Exhibit 23.1 to the Registration Statement of which this Prospectus is a part.

FINANCIAL INFORMATION

STATEMENTS AND OTHER FINANCIAL INFORMATION

The required financial statements are provided at the end of this Prospectus beginning on Page F-1.

THE OFFER AND LISTING

DETERMINATION OF OFFERING PRICE

The Selling Stockholder may sell its shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.  We will not receive any proceeds from the sale of shares by the Selling Stockholder.

PLAN OF DISTRIBUTION
The Selling Stockholder and any of its pledgees, donees, assignees and other successors-in-interest may, from time to time (the “Selling Stockholder”) sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholder may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal; (iii) facilitate the transaction; (iv) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (v) an exchange distribution in accordance with the rules of the applicable exchange; (vi) privately-negotiated transactions; (vii) broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; (viii) through the writing of options on the shares; (ix) a combination of any such methods of sale; and (x) any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this Prospectus.  The Selling Stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Stockholder or their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that the Selling Stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price.  We cannot assure that all or any of the shares offered in this Prospectus will be issued to, or sold by, the Selling Stockholder.  The Selling Stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this Prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Stockholder, but excluding brokerage commissions or underwriter discounts.

The Selling Stockholder may sell all or any part of the shares offered in this Prospectus through an underwriter.  The Selling Stockholder has not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The Selling Stockholder may pledge the shares to brokers under the margin provisions of customer agreements.  If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.  The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M.  These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholder or any other such person.  In the event that the Selling Stockholder is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the Selling Stockholder will not be permitted to engage in short sales of common stock.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock.  All of these limitations may affect the marketability of the shares.

Auctus, the underwriter herein, may offer for sale up to an estimated 3,000,000 shares of our common stock which it will have originally acquired pursuant to the terms of the equity line of credit agreement as more fully described under "Selling Stockholder.”  Auctus will be offering such shares for their own account.  We do not know for certain how or when Auctus will choose to sell its shares of common stock.  However, it can sell such shares at any time or through any manner set forth in this plan of distribution at such time as we have “put” the shares to them.  We may request Auctus to purchase shares by delivering a Drawdown Notice to Auctus.  We have acknowledged that Auctus may sell shares corresponding with a particular Drawdown Notice after the Drawdown Notice is received by Auctus which allows them to short sell the shares. There shall be a minimum of five (5) Trading Days between each Drawdown Notice Date.

To permit Auctus to resell the shares of common stock issued to it, we agreed to file a registration statement, of which this Prospectus is a part, and all necessary amendments and supplements with the SEC for the purpose of registering and maintaining the registration of the shares.  We will bear all costs relating to the registration of the common stock offered by this Prospectus.  We will keep the registration statement effective until the date after which all of the shares of common stock held by Auctus that are covered by the registration statement have been sold by Auctus pursuant to such registration statement.

SELLING STOCKHOLDER

Drawdown Equity Financing Agreement

On January 5, 2011, we entered into a drawdown equity financing agreement and registration rights agreement (collectively the “Agreements”) with Auctus Private Equity Fund, LLC (“Auctus”, the “Selling Stockholder”).  In accordance with the Agreements, Auctus has committed, subject to certain conditions, to purchase up to ten million dollars ($10,000,000) of our common stock over a term of up to two (2) years.  Although we are not mandated to sell shares under the Agreements, the Agreements give us the option to sell to Auctus shares of common stock at a per share purchase price of equal to 95% of the lowest closing VWAP during the five trading days following our delivery of notice to Auctus (the “Notice”). At our option, we may set a floor price under which Auctus may not sell the shares which were the subject of the Notice.  The floor shall be 75% of the average closing bid price of the stock over the preceding ten (10) trading days prior to the Notice and can be waived at our discretion.

Auctus is not required to purchase the shares, unless the shares which are subject to the Notice have been registered for resale and are freely tradable in accordance with the federal securities laws, including the Securities Act of 1933, as amended.  We are obligated to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-1, of which this Prospectus forms a part, within 30 days from the date of the Agreements and to use all commercially reasonable efforts to have such registration statement declared effective by the SEC within 120 days of filing.  We have agreed to pay Auctus an aggregate amount of $15,000 as an origination fee with respect to the transaction, an amount that has already been paid.

During the five trading days following a drawdown request, we will calculate the amount of shares we will sell to Auctus and the purchase price per share.  The purchase price per share of common stock will be based on the daily volume weighted average price of our common stock during each of the five trading days immediately following the drawdown date, less a discount of 5%.  Auctus’ obligations under the equity line agreement are not transferrable.

There is no minimum amount we can draw down at any one time, or a limitation on the number of drawdowns we may make, subject to the limitations of shares registered in this offering.  The maximum amount we can draw down at any one time is the larger of: (i) $250,000; or (ii) 200% of the average daily volume based on the trailing 10 days preceding the drawdown notice date.

Al Sollami is the natural person and Principal of Auctus who exercises the sole voting and dispositive powers with respect to the shares to be offered by the Company.  Al Sollami has had no other material relationship with us and has owned none of our securities prior to the Offering.

Please note that the parties have agreed to $10,000,000 as the amount of the equity line.  Although the parties believe it is unlikely that the full amount of the proceeds available under the equity line will be used at the current stock price, the parties believe that with the proper use of the funds, the price of the stock will increase and we will be able to use the whole equity line.

STOCK PRICE HISTORY

Our common stock is quoted for trading on the OTCQB under the symbol "CPMCF".  Our common stock was approved for quotation on October 7, 2008 with no trades prior to that date.  We have no other classes of stock quoted on any markets.   All prices are reflective of stock splits that have occurred through to the date of this report.Following are the annual high and low market prices for our common stock presented for the noted fiscal years.

Period	High $	Low $
Fiscal Year 2008 (May 07 – Apr 08)	n/a	n/a
Fiscal Year 2009 (May 08 – Apr 09)	0.17	0.002
Fiscal Year 2010 (May 09 – Apr 10)	0.22	0.0008

Following are the high and low market prices for our common stock presented for each full financial quarter for the two most recent fiscal years and subsequent periods, commencing for the quarter ended October 2008, which was the quarter during which the first trade in our common stock took place.

Period	High $	Low $
May 2008 to July 2008	n/a	n/a
August 2008 to October 2008	No trades	No trades
November 2008 to January 2009	0.17	0.002
February 2009 to April 2009	0.17	0.006
May 2009 to July 2009	0.22	0.04
August 2009 to October 2009	0.15	0.02
November 2009 to January 2010	0.04	0.02
February 2010 to April 2010	0.04	0.0008
May 2010 to July 2010	0.20	0.004
August 2010 to October 2010	0.33	0.035
November 2010 to January 2010	0.51	0.055

Following are the high and low market prices for each of the most recent full six months.

Month	High $	Low $
September 2010	0.174	0.15
October 2010	0.33	0.035
November, 2010	0.51	0.09
December, 2010	0.105	0.055
January, 2011	0.082	0.035
February 2011	0.082	0.052

MARKETS

Our common stock is quoted for trading on the OTCQB under the symbol "CPMCF".  Our common stock was approved for quotation on October 7, 2008.  We have no other classes of stock quoted on any markets.

ADDITIONAL INFORMATION

SHARE CAPITAL

Common Shares

We are authorized to issue an unlimited number of shares of Common Stock without par value, of which 226,776,985 shares are issued and outstanding as of the date of the filing of the Registration Statement of which this Prospectus is a part.  Holders of shares of our common stock are entitled to one (1) vote per share on all matters to be voted upon by the stockholders generally.  The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.  Each holder of our share of common stock is entitled to one (1) vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.  All of the shares issued have been fully paid.

Preferred Stock

We are authorized to issue an unlimited number of Preferred Shares (“Preferred Shares”).  As at our fiscal year ended April 30, 2010 and as at the date of the filing of the Registration Statement of which this Prospectus is a part there were no Preferred Shares issued.  Our board of directors has the right, without shareholder approval, to issue Preferred Shares with rights superior to the rights of the holders of shares of Common Shares.  As a result, Preferred Shares could be issued quickly and easily, adversely affecting the rights of holders of Common Shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult.

Memorandum and Articles of Association

Incorporated by reference to disclosure provided in our Form F-1 filed with the Securities and Exchange Commission on August 27, 2007.

A majority of the directors or of a committee of directors holding office at the time of the meeting constitutes a quorum provided that no business may be transacted unless at least twenty-five percent of the directors present are resident Canadians, either in person, approval in writing, by telephone or other telecommunications facilities.  Business cannot be transacted without a quorum.  A quorum of directors may vote on any matter of business properly brought before the meeting provided that where a director is a party to a material contract or proposed material contract or is a director or an officer of or has a material interest in any person who is a party to a material contract or proposed material contract with us, such director must disclose his or her interest at the earliest possible date, request the conflict be noted in the minutes of the meeting, and with a few limited exceptions enumerated in the Bylaws, refrain from voting on the matter in which the director has a conflict of interest.  There is no limitation on the Board of Directors to vote on matters of their remuneration as one of our directors, officers, employees or agents or of one of our affiliates.

The Board of Directors may, without authorization of our shareholders: (i) borrow money on credit; (ii) issue, reissue, sell or pledge debt obligations; (iii) subject to restrictions respecting financial assistance prescribed in the Alberta Business Corporations Act, give a guarantee on our behalf to secure performance of an obligation of any person; and (iv) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property, owned or subsequently acquired, to secure any obligation.

The directors may, by resolution, delegate to a director, a committee of directors or an officer all or any of the foregoing borrowing powers.

Under the Alberta Business Corporation Act, any substantive change to our  Articles (including, but not limited to, change of any maximum number of shares that we are authorized to issue, creation of new classes of shares, add, change or remove any rights, privileges, restrictions and conditions in respect of all or any of its shares, whether issued or unissued, change the shares of any class or series, whether issued or unissued, into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series) or other fundamental changes to our capital structure, including a proposed amalgamation or continuance out of the jurisdiction, requires shareholder approval by the majority of the shares entitled to vote at the meeting  that are present in person or represented by proxy at a shareholders’ meeting called for that purpose.  In certain prescribed circumstances, holders of shares of a class or of a series are entitled to vote separately as a class or series on a proposal to amend the Articles whether or not shares of a class or series otherwise carry the right to vote.  The holders of a series of shares of a class are entitled to vote separately as a series only if the series is affected by an amendment in a manner different from other shares of the same class.

Under the Alberta Business Corporation Act, any substantive change to our  Articles (including, but not limited to, change of any maximum number of shares that we are authorized to issue, creation of new classes of shares, add, change or remove any rights, privileges, restrictions and conditions in respect of all or any of its shares, whether issued or unissued, change the shares of any class or series, whether issued or unissued, into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series) or other fundamental changes to our capital structure, including a proposed amalgamation or continuance out of the jurisdiction, requires shareholder approval by the majority of the shares entitled to vote at the meeting  that are present in person or represented by proxy at a shareholders’ meeting called for that purpose.  In certain prescribed circumstances, holders of shares of a class or of a series are entitled to vote separately as a class or series on a proposal to amend the Articles whether or not shares of a class or series otherwise carry the right to vote.  The holders of a series of shares of a class are entitled to vote separately as a series only if the series is affected by an amendment in a manner different from other shares of the same class.

EXCHANGE CONTROLS

We are incorporated pursuant to the laws of the Province of Alberta, Canada.  We are not aware of any Canadian federal or provincial laws, decrees or regulations that restrict the export or import of capital, including foreign exchange controls or that affect the remittance of interest, dividends or other payments to a non-resident holder of our common stock, other than the withholding tax requirements detailed herein. Dividends paid to U.S. residents, are subject to a 15% withholding tax or a 5% withholding tax for dividends if the stockholder is a corporation owning at least 10% of the outstanding voting shares of our company pursuant to Article X of the reciprocal tax treaty between Canada and the U.S. (see Item 10E "Taxation" below).

Except as provided in the Investment Canada Act, which has provisions that restrict the holding of voting shares by non-Canadians, there are no limitations specific to the rights of non-Canadians to hold or vote our common shares under the laws of Canada or Alberta, or in our charter documents.  The following summarizes the principal features of the Investment Canada Act for non-Canadian residents proposing to acquire our common shares.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal advice to any holder or prospective holder of our common shares, and no opinion or representation to any holder or prospective holder of our common shares is hereby made.  Accordingly, holders and prospective holders of our common shares should consult with their own legal advisors with respect to the consequences of purchasing and owning our common shares.

The Investment Canada Act governs the acquisition of Canadian businesses by non-Canadians.  Under the Investment Canada Act, non-Canadian persons or entities acquiring "control" (as defined in the Investment Canada Act) of a corporation carrying on business in Canada are required to either notify, or file an application for review with, Industry Canada.  Industry Canada may review any transaction which results in the direct or indirect acquisition of control of a Canadian business, where the gross value of corporate assets exceeds certain threshold levels (which are higher for investors from members of the World Trade Organization, including United States residents, or World Trade Organization member-controlled companies) or where the activity of the business is related to Canada’s cultural heritage or national identity.  No change of voting control will be deemed to have occurred, for purposes of the Investment Canada Act, if less than one-third of the voting control of a Canadian corporation is acquired by an investor.

If an investment is reviewable under the Investment Canada Act, an application for review in the form prescribed is normally required to be filed with Industry Canada prior to the investment taking place, and the investment may not be implemented until the review has been completed and the Minister responsible for the Investment Canada Act is satisfied that the investment is likely to be of net benefit to Canada.  If the Minister is not satisfied that the investment is likely to be of net benefit to Canada, the non-Canadian applicant must not implement the investment, or if the investment has been implemented, may be required to divest itself of control of the Canadian business that is the subject of the investment.

Certain transactions relating to our common stock would be exempt from the Investment Canada Act, including:

(a)	the acquisition of our common stock by a person in the ordinary course of that person’s business as a trader or dealer in securities;
(b)
the acquisition of control of our company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions of the Investment Canada Act; and

(c)
the acquisition of control of our company by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of our company, through ownership of our common stock, remains unchanged.

TAXATION

Canadian Federal Income Tax Consequences

The following is a summary of the material Canadian federal income tax consequences generally applicable to U.S. holders arising from the purchase, ownership and disposition of our Common Shares.  In this summary, a “U.S. holder” means a person, who at all relevant times, for the purposes of the Canada-United States Income Tax Convention, 1980, as amended, (the “Convention’) is a resident of the United States and who, for the purposes of the Income Tax Act (Canada) (The “Canadian Tax Act”) (a) is not and never has been a resident of Canada, (b) holds the Common Shares as capital property and (c) does not use or hold and is not deemed to use or hold the Common Shares in the course of carrying on a business in Canada.  Special rules, which are not discussed in this summary, may apply to a U.S. holder that is an insurer carrying on business in Canada and elsewhere.  Common Shares will generally be capital property to a U.S. holder unless they are held in the course of carrying on a business of trading or dealing in securities or have been acquired in a transaction or transactions considered to be an adventure in the nature of trade.

This summary is based on the current provisions of the Canadian Tax Act and the regulations thereunder, all specific proposals to amend the Canada Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and counsel’s understanding of the current administrative practices of the Canada Revenue Agency.

This summary is not exhaustive of all possible Canada federal income tax consequences and, except as mentioned above, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or consequences, which may differ significantly from the Canadian federal income tax consequences discussed herein.  Prospective U.S. holders should consult their own tax advisors with respect to the income tax consequences of investing in Common Shares based on the U.S. holder’s particular circumstances.

For purposes of the Canadian Tax Act, all amounts relating to our securities must be expressed in Canadian dollars including proceeds of disposition and adjusted cost base.  Amounts denominated in U.S. dollars generally must be converted into Canadian dollars based on the prevailing U.S. dollar exchange rate at the relevant time.

Disposition of Common Shares

A U.S. holder of our Common Shares, which are not “Taxable Canadian property” (as defined in the Canadian Tax Act), will not be subject to tax under the Canadian Tax Act on the disposition of such shares.  Generally, our Common Shares will not be taxable Canadian property to a U.S. holder at a particular time if: (a) the shares of common stock are listed on a prescribed stock exchange at the relevant time, and (b) during the 60 month period immediately preceding the disposition of the shares of common stock, the U.S. holder, persons with whom the U.S. holder did not deal at arm’s length, or the U.S. holder, together with such persons, did not own (i) 255 or more of the issued shares of any class or series of shares of our capital sock or (ii) options or warrants or other interests in or options in respect of 255 or more of the issued shares of any class or series of shares of our capital stock.

A capital gain realized on a disposition by a U.S. holder of a common share which is taxable Canadian property will be subject to tax under the Canadian Tax Act unless the capital gain is exempt from tax under the Canadian Tax Act pursuant to the provisions of the Convention.  U.S. holders whose Common Shares are taxable Canadian property should consult their own tax advisors.

Dividends on Common Shares

Dividends paid or credited or deemed under the Canadian Tax Act to be paid or credited to a U.S. holder on our Common Shares will generally be subject to Canadian withholding tax at the rate of fifteen (15%) percent.  This rate is reduced to five (5%) percent in the case of a U.S. holder that is a corporation that owns at least ten (10%) percent of our voting stock.

United States Federal Income Tax Consequences

The following is a general discussion of certain possible U.S. federal income tax consequences, under current law, generally applicable to a U.S. holder (as defined below) of our Common Shares.  This discussion is of a general nature only and does not take into account the particular facts and circumstances, with respect to U.S. federal income tax issues, of any particular U.S. holder.  In addition, this discussion does not cover any state, local or foreign tax consequences.

The following discussion is based upon the section of the Internal Revenue Code of 1986, as amended (“Code”), Treasury Regulations, published Internal Revenue Service (“IRS”) rulings, published administrative positions of the IRS and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time and which are subject to differing interpretations.  This discussion does not consider the potential effects, both adverse and beneficial, of any proposed legislation which, if enacted, could be applied, possibly on a retroactive basis, at any time.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY U.S. HOLDER OR PROSPECTIVE U.S. HOLDER OF OUR COMMON SHARES, AND NO OPINION OR REPRESENTATION WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ANY SUCH U.S. HOLDER OR PROSPECTIVE U.S. HOLDER IS MADE.  ACCORDINGLY, U.S. HOLDERS AND PROSPECTIVE U.S. HOLDERS OF OUR COMMON SHARES SHOULD CONSULT THEIR OWN FINANCIAL ADVISOR, LEGAL COUNSEL OR ACCOUNTANT REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON SHARES.

As used herein, a “U.S. holder” means a holder of our Common Shares who is (i) a citizen or individual resident of the U.S., (ii) a corporation created or organized in or under the laws of the U.S., or of any political subdivision thereof, (iii) an estate whose income is taxable in the U.S. irrespective of source or (iv) a trust subject to the primary supervision of a court within the U.S. and control of a U.S. fiduciary as described in Section 7701(a)(30) of the Code.  If a partnership or other “pass-through” entity treated as a partnership for U.S. federal income tax purposes holds our Common Shares, the U.S. federal income tax treatment of the partners or owners of such partnership or other pass-through entity generally will depend on the status of such partners or owners and the activities of such partnership or pass-through entity.

This summary does not address the federal income tax consequences to persons (including persons who are U.S. holders) subject to special provisions of U.S. federal income tax law, including (i) persons who are tax-exempt organizations, qualified retirement plans, individual retirement accounts and other tax-deferred accounts, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, or brokers, dealers or traders to securities, (ii) persons who have a “functional currency” other than the U.S. dollar, (iii) persons subject to the alternative minimum tax, (iv) persons who own our Common Shares as part of a straddle, hedging, conversion transaction, constructive sale or other arrangement involving more than one (1) position, (v) persons who acquired our Common Shares through the exercise of employee stock options or otherwise as compensation for services, (vi) persons that own an interest in an entity that owns our Common Shares, (vii) persons who own, exercise or dispose of any options, warrants or other rights to acquire our Common Shares, (viii) persons who are partners or owners of partnerships or other pass-through entities such as corporations subject to Subchapter S of the Code or (ix) persons who own our Common Shares other than as a capital asset within the meaning of Section 1221 of the Code.

Distributions to U.S. Holders

General Rules. U.S. holders receiving distributions (including constructive distributions) with respect to our Common Shares are required to include in gross income as a dividend for U.S. federal income tax purposes the gross amount of such distributions (without reduction for any Canadian income tax withheld from such distributions), equal to the U.S. dollar value of such distributions on the date of receipt (based on the exchange rate on such date), to the extent of our current or accumulated earnings and profits.

To the extent that distributions exceed our current and accumulated earnings and profits, such distributions will be treated first as a return of capital, to the extent of the U.S. holder’s adjusted basis in our Common Shares, and thereafter as gain from the sale or exchange of our Common Shares.  (See more detailed discussion at “Disposition of Shares” below).  Any Canadian tax withheld from distribution may be credited, subject to certain limitations, against the U.S. holder’s U.S. federal income tax liability or, alternatively, may be deducted in computing the U.S. holder’s U.S. federal taxable income by those who itemize deductions.  (See more detailed discussion at “Foreign Tax Credit” below).

Currency Gain or Loss. In general, in the case of foreign currency received as a distribution that is not converted by the recipient into U.S. dollars on the date of receipt, a U.S. holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt.  Generally a gain or loss recognized upon a subsequent sale or other disposition of the foreign currency, including the exchange for the U.S. dollars, will be ordinary income or loss.

Dividend may be Eligible for Reduced Tax Rate. For taxable years beginning after December 31, 2002 and before January 1, 2009, dividends received by U.S. holders that are individuals, estates or trusts from a “qualified foreign corporation” as defined in Section 1(h)(11) of the Code, generally are taxed at the same preferential tax rates applicable to long-term capital gains.  Although not free from doubt, it appears we would likely be a “qualified foreign corporation,” as defined in Section 1(h)(11) of the Code as a result of the U.S.–Canada income tax treaty if, however, we are not a Passive Foreign Investment Company (“PFIC”).  We have not determined whether we meet the definition of a PFIC.  (See more detailed discussion at “We may be a Passive Foreign Investment Company” below).  A corporation that is properly described as a PFIC, along with other foreign corporations given special status under the Code, for its taxable year during which it pays a dividend, or for its immediately preceding taxable year, will not be treated as a “qualifying foreign corporation” and dividends received by U.S. holders that are individuals, estates or trusts generally will be subject to U.S. federal income tax at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains).

Dividends not Eligible for Dividends Received Deduction. Dividends paid generally will not be eligible for the “dividends received deduction” allowed to corporate shareholders receiving dividends from certain U.S. corporations.  Under certain circumstances, a U.S. holder that is a corporation and that owns shares representing at least 10% of the total voting power and the total value of shares issued by the Corporation may be entitled to a 70% deduction of the “U.S. source” portion of dividends received from the Corporation (unless the Corporation qualifies as a PFIC).  The availability of the dividends received deduction is subject to several complex limitations that are beyond the scope of this discussion, and U.S. holders of our Common Shares should consult their own financial advisor, legal counsel or accountant regarding the dividends received deduction.

Dividends Paid to Shareholders who Made QEF Election may be Exempt from Tax. Generally, shareholders are not subject to additional income taxation on distributions made by a PFIC to the extent of the shareholder’s basis in the corporation’s shares if a Qualified Electing Fund (“QEF”) election is in effect.  (Please see the “QEF Election” discussion below).  A shareholder’s basis in this situation is usually equal to the cost of purchasing the shares plus the amount of the corporation’s income that was reported on the shareholder’s return pursuant to the QEF election less any prior distributions made by the corporation to the shareholder.  Again, these rules are subject to several exceptions that are beyond the scope of this discussion.  U.S.  HOLDERS OF OUR COMMON SHARES SHOULD CONSULT THEIR OWN FINANCIAL ADVISOR, LEGAL COUNSEL OR ACCOUNTANT REGARDING WHETHER DIVIDENDS PAID TO THEM WILL BE EXEMPT FROM FEDERAL INCOME TAX IF A QEF ELECTION IS MADE.

Disposition of Shares

General Rule. A U.S. holder will recognize gain or loss upon the sale or other taxable disposition of our Common Shares equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received, and (ii) the shareholder’s tax basis in the shares.  This gain or loss will be long-term capital gain or loss if our Common Shares are held for more than one year.

Reduced Tax Rate. Preferential tax rates apply to Long-term capital gains of U.S. holders that are individuals, estates or trusts.  There are currently no preferential tax rates for Long-term capital gains for a U.S. holder that is a corporation.  Deductions for net capital losses are subject to significant limitations.  For U.S. holders that are not a corporation, any unused portion of such net capital loss may be carried over to be used in later tax years until such net capital loss is thereby exhausted.  For U.S. holders that are corporations, an unused net capital loss may be carried back three years and carried forward five years from the loss year to be offset against capital gains until such net capital loss is thereby exhausted.  Sales of PFIC stock are not eligible for the reduced long-term capital gains rates that are usually applicable to sales of stock unless the shareholder made a QEF election regarding such shares.

Passive Foreign Investment Company

General Discussion. We have not determined whether we meet the definition of a PFIC, within the meaning of Sections 1291 through 1928 of the Code for the current tax year and any prior tax years.  We may or may not qualify as a PFIC in subsequent years due to changes in our assets and business operations.  In general, a U.S. holder who holds stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to numerous special U.S. federal income taxation rules and may elect to be taxed under two alternative tax regimes.  The following is a discussion of these three sets of special rules applied to U.S. holders of our Common Shares.  In addition, special rules apply if a foreign corporation qualifies as both a PFIC and a “controlled foreign corporation” (as defined below) and a U.S. holder owns, actually or constructively, 10% or more of the total combined voting power of all classes of stock entitled to vote of such foreign corporation.  (See more detailed discussion at “Controlled Foreign Corporation” below).

Section 1297 of the Code generally defines a PFIC as a corporation that is not formed in the U.S. and, for any taxable year, either (a) 75% or more of its gross income is “passive income” or (b) the average percentage, by fair market value of its assets that produce or are held for the production of “passive income” is 50% or more.  “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities and certain gains from commodities transactions.  For purposes of the PFIC income test and the assets test, if a foreign corporation owns (directly or indirectly) at least 25% by value of the stock of another corporation, such foreign corporation shall be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly its proportionate share of the income of such other corporation.  Also, for the purposes of such PFIC tests, passive income does not include any interest, dividends, rents or royalties that are received or accrued from a “related” person to the extent such amount is properly allocable to the income of such related person which is not passive income.  For these purposes, a person is related with respect to a foreign corporation if such person “controls” the foreign corporation or is controlled by the foreign corporation or by the same persons that controls the foreign corporation.  For these purposes, “control” means ownership, directly or indirectly, of stock possessing more than 50% of the total voting power of all classes of stock entitled to vote or of the total value of stock of a corporation.

Generally Applicable PFIC Rules. If a U.S. holder does not make a timely election to be taxed in conformity with the Mark-to-Market rules (as described  below) or the QEF rules (as described below) during a year in which it holds (or is deemed to have held) our Common Shares while we are a PFIC (a “Non-electing U.S. holder”), then special taxation rules under Section 1291 of the Code will apply to (i) gains realized on the disposition (or deemed to be realized by reasons of a pledge) of our Common Shares and (ii) certain “excess distributions” (generally, distributions received in the current taxable year that are in excess of 125% of the average distributions received during the three preceding years or, if shorter, the U.S. holder’s holding period) by us.

A Non-Electing U.S. holder generally would be required to pro rate all gains realized on the disposition of our Common Shares and all excess distributions on our Common Shares over their entire holding period for our Common Shares.  All gains or excess distributions allocated to prior years of the U.S. holder (other than years prior to our first taxable year during such U.S. holder’s holding period and beginning after January 1, 1987, for which we were a PFIC) would generally be taxed at the highest tax rate for each such prior year applicable to ordinary income, and such Non-Electing U.S. holder also would be liable for interest on the foregoing tax liability for each such prior year calculated as if such liability had been due with respect to each such prior year.  A Non-Electing U.S. holder that is not a corporation must treat this interest charge as “personal interest” which, as discussed above, is wholly non-deductible.  The balance of the gain or the excess distribution will be treated as ordinary income in the year of the disposition or distribution, and no interest charge will be incurred with respect to such balance.

If we are a PFIC for any taxable year during which a Non-Electing U.S. holder holds our Common Shares, then we will continue to be treated as a PFIC with respect to such Common Shares, even if we cease meeting the definition of a PFIC.  A non-electing U.S. holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules discussed above for the non-electing U.S. holders) as if our Common Shares had been sold on the last day of the last taxable year for which we were a PFIC.

Mark-to-Market Election. Effective for tax years of the U.S. holders beginning after December 31, 1997, U.S. holders who hold, actually or constructively, marketable stock (as specifically defined in the Treasury Regulations) of a foreign corporation that qualifies as a PFIC may annually elect to mark such stock to the market (a “mark-to-market election”).  If such an election is made, such U.S. holder will generally not be subject to the special taxation rules of Section 1291 discussed above.  However, if the mark-to-market election is made by a non-electing U.S. holder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to our Common Shares.  A U.S. holder who makes the mark-to-market election will include in income for the taxable year for which the election was made an amount equal to the excess, if any, of the fair market value of our Common Shares as of the close of such tax year over such U.S. holder’s adjusted basis in such Common Shares.  In addition, the U.S. holder is allowed a deduction for the lesser of (i) the excess, if any, of such U.S. holder’s adjusted tax basis in our Common Shares over the fair market value of such shares as of the close of the tax year, or (ii) the excess, if any, of (A) the mark-to-market gains for our Common Shares included by such U.S. holder for prior tax years, including any amount which would have been included for any prior tax year but for the Section 1291 interest on tax deferral rules discussed above with respect to non-electing U.S. Holder’s, over (B) the mark-to-market losses for our Common Shares that were allowed as deductions for prior tax years.  A U.S. holder’s adjusted tax basis in our Common Shares will be adjusted to reflect the amount included in or deducted from income as a result of a mark-to-market election.  A mark-to-market election applies to the taxable year in which the election is made and to each subsequent taxable year, unless our Common Shares cease to be marketable, as specifically defined, or the IRS consents to revocation of the election.

QEF Election. In general, a U.S. holder who makes a timely QEF election (an “electing U.S. holder’) regarding our Common Shares will be subject, under Section 1293 of the Code, to current U.S. federal income tax for any taxable year in which we qualify as a PFIC on his pro rata share of (i) “net capital gain” (the excess of net long-term capital gain over net short-term capital loss), which will be taxed as long-term capital gain to the electing U.S. holder and (ii) “ordinary earning” (the excess of earnings and profits over net capital gain), which will be taxed as ordinary income to the electing U.S. holder, in each case, for the shareholder’s taxable year in which (or with which) our taxable year ends, regardless of whether such amounts are actually distributed.

The effective QEF election also allows the electing U.S. holder to (i) generally treat any gain realized on the disposition of our Common Shares (or deemed to be realized on the pledge of our Common Shares) as capital gain; (ii) treat his share of our net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on his share of our annual realized net capital gain and ordinary earnings subject, however, to an interest charge.  If the electing U.S. holder is not a corporation, such an interest charge would be treated as “personal interest” that is not deductible.

The procedure a U.S. holder must comply with in making an effective QEF election, and the U.S. federal income tax consequences of the QEF election, will depend on whether the year of the election is the first year in the U.S. holder’s holding period in which we are a PFIC.  If the U.S. holder makes a QEF election in such first year, i.e., a timely QEF election, then the U.S. holder may make the QEF election by simply filing the appropriate QEF election documents at the time the U.S. holder files his tax return for such first year.  However, if we qualified as a PFIC in a prior year, then in addition to filing the QEF election documents, the U.S. holder must elect to recognize (i) under the rules of Section 1291 of the Code (discussed herein), any gain that he would otherwise recognize if the U.S. holder sold his stock on the qualification date or (ii) if we are a controlled foreign corporation, the U.S. holder’s pro rata share of our post-1986 earnings and profits as of the qualification date.  The qualification date is the first day of our first tax year in which we qualified as a QEF with respect to such U.S. holder.  The elections to recognize such gain or earnings and profits can only be made if such U.S. holder’s holding period for our Common Shares includes the qualification date.  By electing to recognize such gain or earnings and profits, the U.S. holder will be deemed to have made a timely QEF election.  A U.S. holder who made elections to recognize gain or earnings and profits after May 1, 1992 and before January 27, 1997 may, under certain circumstances, elect to change such U.S. holder’s qualification date to the first day of the first QEF year.  U.S. HOLDERS ARE URGED TO CONSULT A TAX ADVISOR REGARDING THE AVAILABILITY OF AND PROCEDURE FOR ELECTING TO RECOGNIZE GAIN OR EARNINGS AND PROFITS UNDER THE FOREGOING RULES.  In addition to the above rules, under very limited circumstances, a U.S. holder may make a retroactive QEF election if such U.S. holder failed to file the QEF election documents in a timely manner.

A QEF election, once made with respect to our Common Shares, applies to the tax year for which it was made and to all subsequent tax years, unless the election is invalidated or terminated, or the IRS consents to revocation of the election.  If a QEF election is made by a U.S. holder and we cease to qualify as a PFIC in a subsequent tax year, the QEF election will remain in effect, although not applicable, during those tax years in which we do not qualify as a PFIC.  Therefore, if we again qualify as a PFIC in a subsequent tax year, the QEF election will be effective and the U.S. holder will be subject to the rules described above for electing U.S. holders in such tax year and any subsequent tax years in which we qualify as a PFIC.  In addition, the QEF election remains in effect, although not applicable, with respect to an Electing U.S. holder even after such U.S. holder disposes of all of his or its direct and indirect interest in our Common Shares.  Therefore, if such U.S. holder reacquires our Common Shares, that U.S. holder will be subject to the rules described above for Electing U.S. holders for each tax year in which we qualify as a PFIC.

Generally, shareholders do not make a QEF election unless they have sufficient information to determine their proportionate shares of a corporation’s net capital gain and ordinary earnings.  We have not calculated these amounts for any shareholder, and do not anticipate making these calculations in the foreseeable future.  THEREFORE, U.S. HOLDERS OF OUR COMMON SHARES SHOULD CONSULT THEIR OWN FINANCIAL ADVISOR, LEGAL COUNSEL OR ACCOUNTANT REGARDING THE QEF ELECTION BEFORE MAKING THIS ELECTION.

Other PFIC Rules. Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would treat as taxable certain transfers of PFIC stock by Non-Electing U.S. holders that are generally not otherwise taxed, such as gifts, exchanges pursuant to corporate reorganizations and transfers at death.  Generally, in such cases the basis of shares in the hands of the transferee and the basis of any property received in the exchange for those shares would be increased by the amount of gain recognized.  However, the specific U.S. federal income tax consequences to the U.S. holder and the transferee may vary based on the manner in which the Common Shares are transferred.

Certain special, generally adverse, rules will apply with respect to our Common Shares while it is a PFIC whether or not it is treated as a QEF.  For example under Section 1298(b)(6) of the code, a U.S. holder who uses PFIC stock as security for a loan (including a margin loan) will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares.

The PFIC rules are very complicated, and U.S. holders should consult their own financial advisor, legal counsel or accountant regarding the PFIC rules, including the advisability of and procedure for making a QEF election or mark-to-market election, and how these rules may impact their U.S. federal income tax situation.

Foreign Tax Credit

A U.S. holder who pays (or has withheld from distributions) Canadian or other foreign income tax with respect to the ownership of our Common Shares may be entitled, at the option of the U.S. holder, to either receive a deduction or a tax credit for U.S. federal income tax purposes with respect to such foreign tax paid or withheld.  There are significant and complex limitations that apply to the foreign tax credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. holder’s U.S. income tax liability that the U.S. holder’s “foreign source” income bears to his, her or its worldwide taxable income.  In applying this limitation, the various items of income and deduction must be classified as either “foreign source” or “U.S. source”.  Complex rules govern this classification process.

In addition, U.S. holders that are corporations and that own 10% or more of our voting stock may be entitled to an “indirect” foreign tax credit under Section 902 of the Code with respect to the payment of dividends under certain circumstances and subject to complex rules and limitations.  THE AVAILABILITY OF THE FOREIGN TAX CREDIT AND THE APPLICATION OF THE LIMITATIONS WITH RESPECT TO THE FOREIGN TAX CREDIT ARE FACT SPECIFIC, AND EASH U.S. HOLDER OF OUR COMMON SHARES SHOULD CONSULT THEIR OWN FINANCIAL ADVISOR, LEGAL COUNSEL OR ACCOUNTANT REGARDING THE FOREIGN TAX CREDIT RULES.

Information Reporting; Backup Withholding

Certain information reporting and backup withholding rules may apply with respect to certain payments related to our Common Shares.  In particular, a payor or middleman within the U.S., or in certain cases outside the U.S., will be required to withhold at a current rate of 28% (which rate is scheduled for periodic adjustment) of any payments to a U.S. holder regarding dividends paid or proceeds from the sale of such Common Shares within the U.S. if a U.S. holder fails to furnish its correct taxpayer identification number (generally on form W-9) or otherwise fails to comply with, or establish an exemption from, the backup withholding tax requirements.  Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.  U.S. HOLDERS SHOULD CONSULT THEIR OWN FINANCIAL ADVISOR, LEGAL COUNSEL OR ACCOUNTANT REGARDING THE INFORMATION REPORTING AND BACKUP WITHHOLDING RULES APPLICABLE TO OUR COMMON SHARES.

Other Considerations for U.S. Holders

In the following circumstances, the above sections of this discussion may not describe the U.S. federal income tax consequences to U.S. holders resulting from the ownership and disposition of shares issued by a foreign corporation.

Controlled Foreign Corporation.If more than 50% of the total voting power or the total value of our outstanding shares are owned, directly or indirectly, by citizens or residents of the U.S., U.S. partnerships or corporations, or U.S. estates or trusts (as defined by the Code Section 7701(a)(3)), each of which own, directly or indirectly, 10% or more of the total voting power of our outstanding shares (each a “10% shareholder”), we could be treated as a controlled foreign corporation (“CFC”) under Section 957 of the Code.

Our classification as a CFC would effect many complex results, including that 10% shareholders would generally (i) be treated as having received a current distribution of our “Subpart F income” and (ii) would also be subject to current U.S. federal income tax on their pro rata share of our earnings invested in “U.S. property”.  The foreign tax credit may reduce the U.S. federal income tax on these amounts for such 10%Shareholder (see more detailed discussion at “Foreign Tax Credit” above).  In addition, under Section 1248 of the Code, gain from the sale or other taxable disposition of our Common Shares by a U.S. holder that is or was a 10% shareholder at any time during the five-year period ending with the sale is treated as a dividend to the extent of our earnings and profits attributable to our Common Shares sold or exchanged.

If we are classified as both a PFIC and a CFC, we generally will not be treated as a PFIC with respect to 10% shareholders.  This rule generally will be effective for taxable years of 10% shareholders beginning after 1997 and for its taxable years ending with or within such taxable years of 10% shareholders.  We have not determined whether we meet the definition of a CFC, and there can be no assurance that we will not be considered a CFC for the current or any future taxable year.

THE CFC RULES ARE VERY COMPLICATED, AND U.S. HOLDERS SHOULD CONSULT THEIR OWN FINANCIAL ADVISOR, LEGAL COUNSEL OR ACCOUNTANT REGARDING THE CFC RULES AND HOW THESE RULES MAY IMPACT THEIR U.S. FEDERAL INCOME TAX SITUATION.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Sensitivity

Our debt instrument carries a fixed interest rate, therefore we are not sensitive to any fluctuation in the interest rates.

Exchange Rate Sensitivity

We do not expect to be affected much by exchange rate sensitivity since our operations are primarily in Canada and therefore the majority of our transactions will be conducted in Canadian currency, with very little activity with other currencies.

Commodity Price Sensitivity

At this time we do not produce any minerals or commodities, therefore we are not sensitive to any fluctuation in pricing.

However, we may find it more difficult to raise further exploration funds.

DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Not Applicable.
MATERIAL CHANGES

Not Applicable.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Not Applicable.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide to the fullest extent permitted by the Business Corporations Act (Alberta), our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us.  We believe that the indemnification provisions in our Bylaws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

Foreign Private Issuer:  We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, as applicable to foreign private issuers.  Accordingly, we have filed a registration statement on Form F-1 under the Securities Act of 1933, as amended, relating to the shares of Common Shares being offered by this Prospectus and reference is made to such registration statement.  This Prospectus constitutes the Prospectus of Coastal Pacific Mining Corp. filed as part of the registration statement, and it does not contain all information in the registration statement as certain portions have been omitted in accordance with the rules and regulations of the SEC.  For further information about us and the Common Shares offered by this Prospectus, please refer to these registration statements.  In addition, wherever we refer to a contract or other document of ours in this Prospectus, the reference is not necessarily complete and you should refer to the exhibits and schedules that are a part of this registration statement for a copy of the contract or other document.  The registration statement and exhibits can be inspected and copied at public reference facilities of the SEC at the Office of Investor Education and Assistance, 100 F. Street N.E., Washington, D.C., 20549.  A written request for copies of such material can be obtained from the SEC Office of Investor Education and Assistance, at prescribed rates, either by facsimile to (202) 772-9295 or by e-mail to PublicInfo@sec.gov.  Because we file documents electronically with the SEC, you may also obtain this information by calling the SEC at 1-800-SEC-0330.  These filings are also available at the website maintained by the SEC at http://www.sec.gov.

As a “foreign private issuer”, we are exempt from the rules under the Securities Exchange Act of 1934, as amended, prescribing certain disclosure and procedural requirements for proxy solicitations.  Also, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Securities Exchange Act of 1934, as amended, and the rules, thereunder, with respect to their purchases and sales of securities.  In addition, we are not required under the Securities and Exchange Act of 1934, as amended, to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Securities Exchange Act of 1934, as amended.  We are subject to the information requirements of the SEC, as amended, applicable to foreign private issuers and file annual reports on Form 20-F within six (6) months of our fiscal year-end and other reports and information on Form 6-K with the SEC.  You can read and copy these reports and other information at the SEC’s Public Reference Room or access them through its website.

After the offering, we will be subject to the information requirements of the SEC, as amended, applicable to foreign private issuers and will file annual reports on Form 20-F within six (6) months of our fiscal year-end and other reports and information on Form 6-K with the SEC.  You can read and copy these reports and other information at the SEC’s Public Reference Room or access them through its website.

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, you should not rely upon such information or representations as having been authorized by us.  This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to those to which it relates in any state to any person to whom it is not lawful to make such offer in such state.  The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time after the date of this Prospectus.

DEALER PROSPECTUS DELIVERY REQUIREMENT

Until ninety (90) days from the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus.  This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

COASTAL PACIFIC MINING CORP.
FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MARCH 27, 2007) TO
FISCAL YEAR END APRIL 30, 2010

REPORTED IN CANADIAN DOLLARS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Officers and Directors
Coastal Pacific Mining Corp.

We have audited the accompanying balance sheets of Coastal Pacific Mining Corp. (the Company)  as of April 30, 2010 and 2009, and the related statements of operations, statements of stockholders’ equity (deficit), and cash flows for the years ended April 30, 2010, 2009 and 2008, and for the period from inception (March 27, 2007) to April 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these  financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting, as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coastal Pacific Mining Corp. as of April 30, 2010 and 2009,   and the results of its operations and its cash flows for the years ended April 30, 2010, 2009 and 2008, and for the period from inception (March 27, 2007) to April 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses from operations, has a liquidity problem, and requires funds for its operational activities. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Child, Van Wagoner, & Bradshaw, LLC
Salt Lake City, Utah
November 8, 2010

COASTAL PACIFIC MINING CORP.
 (An Exploration Stage Company)
Balance Sheets
REPORTED IN CANADIAN DOLLARS

	Fiscal Year Ended April 30, 2010	Fiscal Year ended April 30, 2009

ASSETS
Current
Cash	$-	$2,415
GST receivable	2,108	1,287
Total Current Assets	2,108	3,702

TOTAL ASSETS	$2,108	$3,702

LIABILITIES
Current Liabilities
Account overdraft	$7	$-
Accounts payable	40,156	11,037
Accounts payable – related parties	170,612	50,000
Short term loan	12,705	-
Short term loan – related parties	46,249	47,095
	269,729	108,132

Total Liabilities	269,729	108,132

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock An unlimited number of common shares with no par value. Issued and outstanding 90,875,000 shares as at April 30, 2010 and 89,500,000 as at April 30, 2009	224,400	177,400
Accumulated deficit	(492,021)	(281,830)
Total Stockholders’ Equity (Deficit)	(267,621)	(104,430)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,108	$3,702

See accompanying notes.

COASTAL PACIFIC MINING CORP.
(An Exploration Stage Company)
Statements of Operations
REPORTED IN CANADIAN DOLLARS

	Fiscal Year ended April 30,
	2010		2009	2008	From Inception (March 27, 2007) to April 30, 2010

Revenues	$		$-	$-	$-

Operating Expenses
Consulting fees		16,281	39,877	70,292	151,450
Management fees		120,000	60,000	-	180,000
Mineral claims acquisition costs		47,000	1,906	510	64,416
Professional fees		12,724	24,303	10,937	50,266
Administrative expenses		10,195	7,933	4,456	22,891
		206,200	134,019	86,195	469,023

Income (Loss) from Operations		(206,200)	(134,019)	(86,195)	(469,023)

Interest expense		(4,068)	(6,413)	(12,613)	(23,094)
Foreign currency transaction gain (loss)		(77)	7	12	96

Net Income (Loss)		$(210,191)	$(140,425)	$(98,796)	$(492,021)

Net Income (Loss) per Share		$(0.00)	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING		90,672,603	89,500,000	89,500,000

See accompanying notes.

COASTAL PACIFIC MINING CORP.
(An Exploration Stage Company)
Statements of Stockholders’ Equity (Deficit)
REPORTED IN CANADIAN DOLLARS

	Common Stock
	Shares	Amount	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance at March 27, 2007 (Date of Inception)	-	$-	$-	$-
Issuance of common stock at no par value	12,400,000	12,400	-	12,400
Issuance of common stock at no par value in connection with 2-for-1 stock split	12,400,000	-	-	-
Issuance of common stock at no par value in connection with 2.5-for-1 stock split	37,200,000	-	-	-
Net loss for the period	-	-	(42,609)	(42,609)
Balance at April 30, 2007	62,000,000	12,400	(42,609)	(30,209)
Issuance of common stock at no par value	5,500,000	165,000	-	165,000
Issuance of common stock at no par value in connection with 2-for-1 stock split	5,500,000	-	-	-
Issuance of common stock at no par value in connection with 2.5-for-1 stock split	16,500,000	-	-	-
Net loss for the period	-	-	(98,796)	(98,796)
Balance at April 30, 2008	89,500,000	177,400	(141,405)	35,995
Net loss for the period	-	-	(140,425)	(140,425)
Balance at April 30, 2009	89,500,000	177,400	(281,830)	(104,430)
Issuance of common stock at no par value	1,375,000	47,000	-	47,000
Net loss for the period	-	-	(210,191)	(210,191)
Balance at April 30, 2010	90,875,000	$224,400	$(492,021)	$(267,621)

See accompanying notes.

COASTAL PACIFIC MINING CORP.
(An Exploration Stage Company)
Statements of Cash Flows
REPORTED IN CANADIAN DOLLARS

	Fiscal Year Ended April 30,
	2010	2009	2008	From Inception (March 27, 2007) to April 30, 2010

Cash flow used in operating activities
Net loss for the period	$(210,191)	$(140,425)	$(98,796)	$(492,021)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for mineral property claim cost	47,000	-	-	47,000
Changes in operating assets:
Accrued loan interest	4,068	-	-	4,068
Prepaid expenses	-	-	70,171	-
GST receivable	(821)	(825)	(311)	(2,108)
Accounts Payable Related Party	120,612	-	-	170,612
Accounts Payable	29,119	55,528	5,509	40,156
Net cash used in operating activities	(10,213)	(85,722)	(23,427)	(232,293)

Cash flow provided (required) by financing activities
Bank overdraft	7	-	-	7
Proceeds from related parties loan	-	4,914	212	130,682
Repayments to related parties loan	(4,914)	(83,587)	-	(88,501)
Proceeds from short term loan	12,705	-	-	12,705
Stock issued for cash	-	-	177,400	177,400
Net cash provided (required) by financing activities	7,798	(78,673)	177,612	232,293

Cash Increase (Decrease)	(2,415)	(164,395)	154,185	-

Cash, Beginning of period	2,415	166,810	12,625	-

Cash, End of period	$-	$2,415	$166,810	$-

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$-	$17,521	$-	$17,521
Income taxes	$-	$-	$-	$-

See accompanying notes.

COASTAL PACIFIC MINING CORP.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the period from Inception (March 27, 2007) to April 30, 2010
REPORTED IN CANADIAN DOLLARS

1.	Basis of presentation and Continuance of Operations

The Company was incorporated in the Province of Alberta, Canada on March 27, 2007.  The Company is an Exploration Stage Company as defined by ASC Topic 915.  These financial statements have been prepared on a going concern basis.  We have incurred losses since inception resulting in an accumulated deficit of $492,021 and further losses are anticipated in the development of our business raising substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern is dependent upon the ability of us being able to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due.  Management intends to address the going concern issue by funding future operations through the sale of equity capital and by director loans, if needed.

On March 26, 2009, the Company undertook a 2-for-1 common stock split in the form of a 100% stock dividend.  On March 30, 2009, the Company distributed 17.9 million common shares with no par value to stockholders of record on March 26, 2009. Subsequent to our fiscal year ending April 30, 2010, the Company undertook a 2.5-for-1 common stock split on July 7, 2010.  The effect of both of the stock splits has been recognized retroactively in the stockholders’ equity accounts as of April 30, 2007, and in all shares and per share data in the financial statements and the notes to the financial statements.

2. Summary of Significant Accounting Policies

     a)           Basis of Presentation

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States and are expressed in Canadian Dollars, which is the Company’s functional currency.  The Company’s fiscal year-end is April 30.

    b)           Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

    c)           Mineral Property Costs

We have been in the exploration stage since our formation on March 27, 2007 and have not yet realized any revenues from our planned operations.  We are primarily engaged in the acquisition and exploration of mineral properties.  Mineral property acquisition and exploration costs are charged to operations as incurred.  When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized.  Such costs will be amortized using the units-of-production method over the estimated life of the proven and probable reserves.

    d)           Financial Instruments

The carrying value of cash and prepaid expenses approximate their fair value because of the short-term maturity of these instruments.  Our operations are in Canada and primary operations are carried out in the functional currency of Canada.

COASTAL PACIFIC MINING CORP.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the period from Inception (March 27, 2007) to April 30, 2010
REPORTED IN CANADIAN DOLLARS

2.           Summary of Significant Accounting Policies (continued)

    e)           Foreign Currency Translation

Our functional and reporting currency is the Canadian dollar.  Occasional transactions may occur in United States dollars and management has adopted ASC Topic 830 - “Foreign Currency Translation”.  Monetary assets denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date.  Average monthly rates are used to translate revenues and expenses.  We have not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

    f)           Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.  We have adopted ASC Topic 740 as of its inception.  Pursuant to ASC Topic 740, we are required to compute tax asset benefits for net operating losses carried forward.  Potential benefit of net operating losses have not been recognized in the financial statements because we cannot be assured it is more likely than not we will utilize the net operating losses carried forward in future years.

    g)           Basic and Diluted Net Income (Loss) Per Share

We compute net income (loss) per share in accordance with “Earnings per Share”.  ASC Topic 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement.  Basic EPS is computed by dividing net income (loss) available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period.  Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method.  In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants.  Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

    h)           Recently Issued Accounting Pronouncements

In June 2009 the FASB established the Accounting Standards Codification ("Codification" or "ASC") as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in accordance with generally accepted accounting principles in the United States ("GAAP"). Rules and interpretive releases of the Securities and Exchange Commission ("SEC") issued under authority of federal securities laws are also sources of GAAP for SEC registrants. Existing GAAP was not intended to be changed as a result of the Codification, and accordingly the change did not impact our financial statements. The ASC does change the way the guidance is organized and presented.

Statement of Financial Accounting Standards ("SFAS"), SFAS No. 166 (ASC Topic 810), "Accounting for Transfers of Financial Assets-an Amendment of FASB Statement No. 140", SFAS No. 167 (ASC Topic 810), "Amendments to FASB Interpretation No. 46(R)", and SFAS No. 168 (ASC Topic 105), "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162" were recently issued. SFAS No. 165, 166, 167, and 168 have no current applicability to the Company or their effect on the financial statements would not have been significant.

COASTAL PACIFIC MINING CORP.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the period from Inception (March 27, 2007) to April 30, 2010
REPORTED IN CANADIAN DOLLARS

2.           Summary of Significant Accounting Policies (continued)

    h)           Recently Issued Accounting Pronouncements (continued)

Accounting Standards Update ("ASU") ASU No. 2009-05 (ASC Topic 820), which amends Fair Value Measurements and Disclosures - Overall, ASU No. 2009-13 (ASC Topic 605), Multiple-Deliverable Revenue Arrangements, ASU No. 2009-14 ASC Topic 985), Certain Revenue Arrangements that include Software Elements, and various other ASU's No. 2009-2 through ASU No. 2010-26 which contain technical corrections to existing guidance or affect guidance to specialized industries or entities were recently issued. These updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

3.           Income Taxes

We have losses carried forward of approximately $492,021, which expire starting 2027.

4.           Stockholders’ Equity

We are authorized to issue an unlimited number of shares of common stock with no par value and an unlimited number of preferred shares with no par value.   We have not issued any preferred shares to date.  We declared a 2-for-1 stock split effected in the form of a 100% stock dividend issued in March, 2009.

Subsequent to the period covered by this report, the Company declared a 2.5-for-1 stock split effected in the form of a 100% stock dividend issued in July 2010.

During the fiscal year ended April 30, 2010, the Company issued a total of 1,375,000 common shares related to certain mineral properties optioned by the Company. (Ref – Note 5).

As at the fiscal year ended April 30, 2010, we had a total of 90,875,000 shares of common stock issued and outstanding.

5.           Commitments

a)
On May 15, 2009, the Company entered into an Option Agreement with Trio Gold Corp (the “Trio”), a company incorporated in the Province of Alberta, Canada. Trio had leased and granted the Company an option to purchase a 100% interest in 29 unpatented mining claims located in Nevada within the Carlin Gold Trend (the “Claims”). Under the terms of the agreement, we had to complete our due diligence until July 15, 2009 and to provide USD $1,000,000 for drilling on the Claims. On July 15, 2009, the parties hereto agreed to amend the option agreement. Under the amended terms, we were granted a non-exclusive extension until October 15, 2009 to provide US$1,000,000 in exploration funds for the Claims. Upon signing the extended option agreement, the Company issued 750,000 shares of common stock for a deemed value of $12,000. These amounts have been expensed on the Company’s Statement of Operations. It was at Trio’s option to extend the terms of the agreement beyond the 90 day period. As of April 30, 2010, the Company did not make any cash payments. Trio did not choose to extend the terms of the agreement. Thereafter, the Option Agreement was automatically cancelled.

b)
On May 27, 2009, the Company entered into a Joint Venture/option agreement with Warrior Ventures Incorporated (“Warrior”). Warrior was the recorded and beneficial holder of a 100% un-divided interest in certain mining claims/property situated in McNeil and Robertson Townships located south-east of Timmins, Ontario. Under the terms of the joint venture/option agreement, the Company would earn a 40% interest in the McNeil Gold Property by spending two million dollars ($2,000,000) in exploration over the next 2 years and completing cash and stock payments to Warrior.  Upon signing, the Company issued 625,000 shares of the common stock for a deemed value of $35,000. These amounts have been expensed on the Company’s Statement of Operations.

COASTAL PACIFIC MINING CORP.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the period from Inception (March 27, 2007) to April 30, 2010
REPORTED IN CANADIAN DOLLARS

6.           Related Party Transactions

    a)           Acquisition of Mineral Claim

On April 3, 2007, we provided funds for the acquisition of a mineral claim pursuant to a letter agreement with Garland Stevens, Secretary-Treasurer and a director of the Company (the “Vendor”) which was memorialized on April 30, 2007.  Under the terms of the agreement, we acquired an interest in Tenure number 530021, Event Number 4150607, which property is more particularly described as the Violet East Mineral Claim, located in the Liard Mining Division on the Klastline Plateau within the Stikine Arch of northwestern British Columbia.  Under the terms of the letter agreement, we reimbursed cash consideration of $15,000 with respect to the Mineral Claim which had been advanced to the Vendor.  Additionally, we paid $25,000 for consulting fees associated with the research and acquisition of the property to an arms-length third party.  These amounts have been expensed on the Company’s Statement of Operations.  The Company determined not to continue with this property during fiscal 2009.

    b)           Loan agreement

On March 27, 2007, we entered into a loan agreement with 961266 Alberta Inc. (the “Lender”), a stockholder of the Company, for $125,000.  The term of the loan was for 24 months, with interest to accrue over the term of the loan at a rate of 10% per annum, payable in full on March 27, 2009.  Subsequent to April 30, 2007, the Company received instructions from the Lender to convert a total of $12,400 in loan proceeds to share subscriptions for a total of 12,400,000 shares of the Company’s common stock at $0.001 per share.  The company repaid an amount of $90,000 to reduce the principal amount and the accrued interest in fiscal year 2009.  During the fiscal year ended April 30, 2010, the Company did not make any cash payments, leaving the amount of $46,249 (2009 - $42,181) including unpaid accrued interest of $5,572 (2009 - $1,505) on the balance sheet – short term loan – related parties.  The parties to the agreement had verbally agreed to extend repayment of the remaining principal and accrued interest until such time as the Company had additional funds available.  Interest continued to accrue at the contracted rate, and the Lender did not  surrender any rights under the original loan agreement by virtue of extending the repayment.

As at April 30, 2009, we had an outstanding loan in the amount of $4,914 from Ox Financial Corp., a company controlled by one of our stockholders, which amount is unsecured and non-interest bearing with no specific terms of repayment.  The proceeds from this loan were used for our working capital.  During the fiscal year ended April 30, 2010, the Company repaid an amount of $4,570, leaving the amount of $344 on the balance sheets – accounts payable – related parties. The stockholder was appointed to our Board of Directors on June 16, 2010 and is a director as of the filing date of this annual report.

Subsequently on June 16, 2010, we paid in full these short term loans due to related parties through debt settlement agreements with the stockholder and director by issuing shares of common stock. (Ref – Note 7)

    c)           Management service agreement

On November 1, 2008, we entered into a two year management service agreement payable at $10,000 monthly with Ox Financial Corp., a company controlled by one of our stockholders, and a now current director and officer of the Company. During the fiscal year ended April 30, 2010, we incurred $120,000 in management fees under this agreement.  Accounts payables to related parties as of April 30, 2010 amounted to $170,000 (2009 – $50,000), owed to Ox Financial Corp.  On June 15, 2010, we paid this accounts payable in full by way of  a debt settlement agreement by way of the issuance of shares of common stock of the Company.  This effected a change in control of the Company. (Ref – Note 7)

COASTAL PACIFIC MINING CORP.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the period from Inception (March 27, 2007) to April 30, 2010
REPORTED IN CANADIAN DOLLARS

7.      Subsequent events

On June 15, 2010, the Company entered into debt settlement agreements with various creditors to settle USD $267,803.97 of Company’s debt by way of the issuance of a total 133,901,985 shares of common stock of the Company at a deemed price of USD $0.005 per common share. Due to the market value on the settlement date  being higher than the deemed price, the Company will generate $368,828 of loss on debt extinguishment.

Pursuant to the settlement of debt, the Company has issued a total of 92,206,960 shares of the Company (pre forward spit) to Ox Financial Corp. to settle USD$184,413.92 of the above disclosed debt.  This settlement to Ox Financial Corp. has resulted in a change in control of the Company, whereby Ox Financial Corp. owns a total of 41.02% of the total issued and outstanding shares of the Company pursuant to the issuance of the shares for debt.   Mr. Bucci, a director and officer of the Company is the sole shareholder of Ox Financial Corp.

On June 15, 2010, we appointed Mr. Joseph Bucci to our Board of Directors and on August 26, 2010 he was appointed President, Chief Executive Officer, Secretary-Treasurer and Chief Financial Officer.

Subsequent to our fiscal year ending April 30, 2010, the Company undertook a 2.5-for-1 common stock split on July 7, 2010.   (Refer to Note 1 of the financial statements)

On August 27, 2010, the Company appointed Mr. David Gibson as director and Vice-President of Exploration.

On October 6, 2010, we entered into an Option Agreement (the “Agreement”) to earn a 50%  undivided interest in a gold exploration property, known as the Hotstone property. The Hotstone property is comprised of a 5 claim unit totaling approximately 120 hectares within the Greenlaw Township, located 50 km southeast of Chapleau, Ontario, and 130 km west-southwest of Timmins, Ontario, Canada. Under the terms of the Agreement, we will issue 1,000,000 restricted shares of common stock and make cash payment of $100,000, with the first payment of $50,000 due within 60 days of entering into the Agreement, and the second payment due within six months of the date of the Agreement. Further, within a six period, we will be required to fund a 1.5 million dollar exploration program on the property, which funds must be expended within one year, in order to earn our 50% interest.  Mr. David L. Gibson, a director and officer of the Company was the optionor of the Hotstone property.  The Company has paid a total of $15,000 to date pursuant to this Option Agreement.

On October 27, 2010, the Company received a loan of US$60,000 for working capital and on November 2, 2010 the Company received a further US$50,000 by way of a loan.  The loans were short term loans bearing no interest and to be repaid upon the Company closing a convertible loan offering of US$2,000,000.

On November 4, 2010, Coastal Pacific Mining Corp. (“Coastal” or the “Company”) entered into Stock Purchase Agreements (the “Purchase Agreements”) with four independent investors (the “Investors”) who collectively purchased $1,000,000 in convertible notes issued by the Company pursuant to an offering conducted by the Company (the “Offering”).  The Purchase Agreements provided for the purchase by the Investors of a total of 2,857,143 shares of the Company’s Common Stock at a price of $0.35 per share, or  for an aggregate purchase price of $1,000,000 (the “Shares”).  In addition to the Shares, the Company also agreed to issue Warrants to purchase 4,285,714 shares of the Company’s Common Stock at an exercise price of $0.40 per share for 1,428,571  Class A Warrants and at an exercise price of $0.50 per share for the remaining 2,857,143 Class B Warrants.  Each of the Warrants has a five year term.   The Warrants cannot be exercised within six (6) months of closing and thereafter a total of 25% combining Class A and Class B warrants can be exercised for the following six months, at the end of twelve (12) months from closing all Class A and Class B warrants become exercisable.  The Company is currently negotiating with the $110,000 in short term loans to convert these amounts into convertible notes.

COASTAL PACIFIC MINING CORP.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the period from Inception (March 27, 2007) to April 30, 2010
REPORTED IN CANADIAN DOLLARS

7.      Subsequent events (continued)

On November 1, 2010, the Company entered into an Option Agreement with Hans Peter Flueck to earn a 50% undivided interest in the Santa Rita property.  Under the terms of the agreement the Company is required to undertake the following payments, $50,000 cash payment and a total of 1,000,000 Payment Shares upon execution of this Agreement; $100,000 cash payment two months from the Effective Date of this Agreement; $175,000 cash payment and a total of 2,000,000 Payment Shares twelve (12) months from the Effective Date of this Agreement;   $175,000.00 and a total of 2,000,000 Payment Shares twenty-four (24) months from the Effective Date of this Agreement.  The Company is further required to incur Expenditures in an aggregate amount of $3,000,000 as follows, at least $1,500,000 before November 1, 2011 and at least an additional $1,500,000 before November 1, 2012. Upon the required cash and stock payments and the completion of the first year exploration program in the amount of $1,500,000, the Company will earn an irrevocable twenty-five percent (25%) interest in and to the Property.  The Company has paid the initial $50,000 as required under the Option Agreement.

The Company determined not to pursue any of the other outstanding mineral projects and has two current option agreements as described above.

The Company has evaluated subsequent events from the balance sheet date through the date that the financial statements were issued and determined that there are no additional events to disclose.

PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and Bylaws provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us.  Manitoba corporate law provides that a director shall have no personal liability for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform the duties of a director.  A company may also protect its officers and directors from expenses associated with litigation arising from or related to their duties, except for violations of criminal law, transactions involving improper benefit or willful misconduct.  Our Bylaws contain provisions to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against the liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by the director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issues.

RECENT SALES OF UNREGISTERED SECURITIES

On March 26, 2009, we declared a 2 for 1 stock split which we effected in the form of a 100% stock dividend.   We issued a total of 17,900,000 dividend shares pursuant to this action.

On May 27, 2009, the Company issued a total of 250,000 pre-split (625,000 post-split) shares of the common stock of the Company pursuant to a Joint Venture/option agreement with Warrior Ventures Incorporated, for certain mining claims/property situated in McNeil and Robertson Townships located south-east of Timmins, Ontario. The shares of common stock had a deemed value of $35,000.

On July 15, 2009, the Company issued a total of 300,000 pre-split (750,000 post-split) shares of common stock of the Company pursuant to amendment to the an Option Agreement between the Company and Trio Gold Corp. whereby the Company had the right to option certain mining claims held by Trio Gold Corp.  The 250,000 shares were issued pursuant to the non-exclusive extension granted to the Company on the Option Agreement.  The deemed value of the shares issued was $12,000.

On June 15, 2010, the Company entered into debt settlement agreements with various creditors to settle USD $267,803.97 of Company’s debt by way of the issuance of a total 133,901,985 shares of common stock of the Company at a deemed price of USD $0.005 per common share.

On July 7, 2010, we declared a 2.5 for 1 stock split which we effected in the form of a 100% stock dividend.  We issued a total of 134,866,191 dividend shares pursuant to this action.

On October 6, 2010, we entered into an Option Agreement (the “Agreement”) to earn a 50%  undivided interest in a gold exploration property, known as the Hotstone property.  Under the terms of the Agreement, on November 30, 2010 we issued  1,000,000 restricted shares of common stock.

On November 1, 2010, effective October 30, 2010,  the Company entered into an Option Agreement with Hans Peter Flueck to earn a 50% undivided interest in a mining property in Peru, known as the Santa Rita.  Under the terms of the agreement the Company issued a total of 1,000,000 restricted shares of common stock.  The shares were issued on January 6, 2011 with an effective date of October 30, 2010.

On November 4, 2010, Coastal Pacific Mining Corp. (“Coastal” or the “Company”) entered into Stock Purchase Agreements (the “Purchase Agreements”) with four independent investors (the “Investors”) who collectively purchased $1,000,000 in convertible notes issued by the Company pursuant to an offering conducted by the Company (the “Offering”).  The Purchase Agreements provide for the purchase by the Investors of a total of 2,857,143 shares of the Company’s Common Stock at a price of $0.35 per share.  In addition to the Shares, the Company also agreed to issue Warrants to purchase 4,285,714 shares of the Company’s Common Stock at an exercise price of $0.40 per share for 1,428,571 Class A Warrants and at an exercise price of $0.50 per share for the remaining 2,857,143 Class B Warrants.  Each of the Warrants has a five year term.   The Warrants cannot be exercised within six (6) months of closing and thereafter a total of 25% combining Class A and Class B warrants can be exercised for the following six months, at the end of twelve (12) months from closing all Class A and Class B warrants become exercisable.

On February 25, 2010, the Company issued a total of 200,000 restricted shares of common stock with an effective date of October 1, 2010  to Fullerton Group Inc. pursuant to a contract between the Company and Fullerton Group Inc. for investor relations services.

EXHIBITS

Number	Description
3.1	Articles of Incorporation	Incorporated by reference to the Exhibits filed with the Company’s Form F-1 filed with the SEC on August 27, 2007
3.2	Bylaws	Incorporated by reference to the Exhibits filed with the Company’s Form F-1 filed with the SEC on August 27, 2007
4.1	Form of Securities Purchase Agreement	Incorporated by reference to the Exhibits filed with the Company’s Form 6-K filed with the SEC on November 5, 2010
4.2	Form of Registration Rights Agreement	Incorporated by reference to the Exhibits filed with the Company’s Form 6-K filed with the SEC on November 5, 2010
4.3	Form of Convertible Note	Incorporated by reference to the Exhibits filed with the Company’s Form 6-K filed with the SEC on November 5, 2010
4.4	Form of Class A Warrant	Incorporated by reference to the Exhibits filed with the Company’s Form 6-K filed with the SEC on November 5, 2010
4.5	Form of Class B Warrant	Incorporated by reference to the Exhibits filed with the Company’s Form 6-K filed with the SEC on November 5, 2010
5.1	Opinion of W.L. Macdonald Law Corporation	Filed herewith
10.1	Management Services Agreement by and between the Company and Ox Financial Corp. dated November 1, 2008	Incorporated by reference to the Exhibits filed with the Company’s Form 20-F filed with the SEC on July 29, 2009
10.2	Joint Venture/Option Agreement dated May 27, 2009 by and between the Company and Warrior Ventures	Incorporated by reference to the Exhibits filed with the Company’s Form 20-F filed with the SEC on July 29, 2009
10.3	Option Agreement between the Company and Trio Gold Corp. dated May 15, 2009	Incorporated by reference to the Exhibits filed with the Company’s Form 20-F filed with the SEC on July 29, 2009
10.4	Coastal Pacific Mining Corp. 2009 Stock Option and Stock Award Plan dated June 10, 2009.	Filed herewith

10.4	Extended Option Agreement dated July 15, 2009, between the Company and Trio Gold Corp.	Incorporated by reference to the Exhibits filed with the Company’s Form 20-F filed with the SEC on July 29, 2009
10.5	Hotstone Property Option Agreement between the Company and David L. Gibson dated October 6, 2010	Incorporated by reference to the Exhibits filed with the Company’s Form 6-K filed with the SEC on October 19, 2010.
10.6	Santa Rita Property Option Agreement between the Company and Hans Peter Flueck dated October 30, 2010	Incorporated by reference to the Exhibits filed with the Company’s Form 6-K filed with the SEC on November 1, 2010
10.7	Drawdown Equity Finance Agreement dated January 14, 2011 between the Company and Auctus Private Equity Fund, LLC	Filed herewith
10.8	Registration Rights Agreement dated January 14, 2011 between the Company and Auctus Private Equity Fund, LLC	Filed herewith
23.1	(Reference is made to Exhibit 5)	Filed herewith
23.2	Consent of Child Van Wagoner & Bradshaw, PLLC	Filed herewith

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

1.	File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

(i)	Include any Prospectus required by section 10(a)(3) of the Securities Act;

(ii)
Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Securities and Exchange Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty (20%) percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table on the face page of the effective registration statement; or

(iii)	Include any additional or changed material information on the plan of distribution.

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
File a post-effective amendment to the registration statement to include any financial statements required by Item 8.b of Form F-1 at the start of any delayed offering or throughout a continuous offering.

5.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Calgary, Province of Alberta, on this ___ day of March, 2011.

COASTAL PACIFIC MINING CORP.
By:	/s/Joseph Bucci
Name:	Joseph Bucci
Title:	CEO, President, Chief Financial Officer, Director (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)

Date:   March 21 , 2011

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By:	/s/Joseph Bucci
Name:	Joseph Bucci
Title:	CEO, President, Chief Financial Officer, Director (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)

By:	/s/David L. Gibson
Name:	David L. Gibson
Title:	Director

By:	/s/Richard Walker
Name:	Richard Walker
Title:	Director

Date:  March 21, 2011